AMENDED AND RESTATED CO-MANAGER AGREEMENT

Amended and Restated Co-Manager Agreement (the “Agreement”) made as of the 1st day of August 2012 (the “Execution Date”) by and between Icahn Enterprises L.P. and Icahn Capital LP (collectively, the “Employer”), and Brett Icahn (the “Employee”, and the Employee and David Schechter, each a “Co-Manager” and together the “Co-Managers”). Unless otherwise defined herein a capitalized term used herein shall have the meaning attributed to it in Section 15 hereof.

RECITALS:

Employee and Icahn Capital LP, a subsidiary of the Employer (“Icahn Capital”), entered into a Co-Manager Agreement on April 1, 2010 (the “Prior Agreement”). This Agreement amends, restates, supersedes and replaces in its entirety, the Prior Agreement.

Icahn Capital operates Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (all of the foregoing together, the “Existing Funds”, which term will also include any and all other hedge funds or other entities that are Affiliates of Employer that may, from time to time, hereafter be designated as an “Existing Fund” by written notice from Employer to Employee).

In connection with the execution of the Prior Agreement, the Existing Funds established a new portfolio within the Existing Funds. That portfolio, which is currently comprised of the investment positions listed on Schedule I attached hereto (such positions, and all other Securities issued by any issuer of such positions, whether now owned or hereafter acquired, the “Existing Sargon Positions”), is referred to herein as the “Old Sargon Portfolio.” The activities of the Old Sargon Portfolio were conducted under the Prior Agreement, and will continue to be conducted under this Agreement, through the Existing Funds, but such activities will be tracked as a separate portfolio. From the date hereof through 11:59 p.m. on March 31, 2013, all purchases, sales, hedges and other transactions in or relating to the Existing Sargon Positions will be conducted and tracked under this Agreement solely within the Old Sargon Portfolio.

In connection with the execution of this Agreement, the Existing Funds are establishing a second portfolio within the Existing Funds. That portfolio, which will be comprised of new investment positions to be established on or after the date hereof (the “New Sargon Positions”), is referred to herein as the “New Sargon Portfolio.” The activities of the New Sargon Portfolio will be conducted under this Agreement, through the Existing Funds, but such activities will be tracked as a separate portfolio. The investment scope of the New Sargon Portfolio under this Agreement (the “New Scope of Activity”) is to invest in Securities of publicly traded companies domiciled in the United States or Canada with (i) a class of Securities listed on either NYSE or NASDAQ and (ii) a market capitalization of greater than $750 million and less than $10 billion (each a “Qualified Issuer”). Prior to April 1, 2013, no transactions with respect to the Existing Sargon Positions will be conducted within the New Sargon Portfolio.

The Old Sargon Portfolio will continue to be managed under this Agreement in accordance with the investment scope that governed the Old Sargon Portfolio under the Prior Agreement: to invest in loans and securities of small capitalization publicly traded companies; being those with under $2 billion in equity value (the “Old Scope of Activity”). The Old Scope of Activity has been incorporated into this Agreement and will remain in effect with respect to the Old Sargon Portfolio until April 1, 2013, at which time the Existing Sargon Positions, all proceeds thereof, and any other cash or other property in the Old Sargon Portfolio (excluding the co-investment by High River in the Existing Sargon Positions) will be “rolled into” the New Sargon Portfolio. From and after April 1, 2013: (i) the Old Sargon Portfolio will cease to exist as a separate portfolio; and (ii) all purchases, sales, hedges and other transactions relating to the Existing Sargon Positions will be conducted and tracked under this Agreement solely within the New Sargon Portfolio and will be subject to the terms applicable to the New Sargon Portfolio, provided that the Existing Sargon Positions (and any further transactions in Securities of the issuers of the Existing Sargon Positions) will not be required to be within the New Scope of Activity.

The New Sargon Portfolio and the Old Sargon Portfolio are sometimes referred to herein collectively as “Sargon.”

On the date hereof, Employee and High River Limited Partnership (“High River”) are also entering into a Co-Manager Agreement substantially similar to this Agreement (the “High River Agreement”). Prior to April 1, 2013, no transactions with respect to the Existing Sargon Positions will be covered by the High River Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1.           Termination of Prior Relationships. Employee acknowledges and agrees that except for: (i) his right under any indemnity agreement or indemnity obligation now existing; and (ii) the rights of Employee expressly set forth in this Agreement and the High River Agreement, Employee has no other contracts, agreements, rights, partnership or membership interests, profit rights or participations, or claims, against or relating to, any of the Employer or the Existing Funds of any kind or character, direct or indirect and any and all such contracts, agreements, rights, partnership or membership interests, profit rights or participations, and claims, if any, are hereby terminated, waived and released in all respect and are and shall be null and void and have no force or effect. In particular, Employee is not entitled to any past or future base salary or bonus, and is not entitled to receive any salary or bonus in respect of the services he is to provide hereunder or any other payment or compensation, other than as expressly set forth in: (a) Section 4(i) of this Agreement (including Schedule III attached hereto); and (b) Section 5 of each of this Agreement and the High River Agreement.

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2.           Employment/Title/Benefits. Subject to the terms of this Agreement, Employer (together with High River, as set forth in the High River Agreement) hereby employs Employee to perform the duties described in Section 3(b) below, and Employee hereby accepts such employment. Employee’s title shall be “Portfolio Manager” of Sargon. Until such time as Employee is no longer employed by Employer hereunder, so long as Employer makes such benefits available to its senior executives, Employee shall be entitled to the following (it being understood and agreed that the following items are stated in the aggregate and are to be provided jointly by the Employer and High River): (i) vacation annually in accordance with the policies of the Employer; (ii) Employee (together with his spouse and eligible children) shall be entitled to participate in the health insurance (medical, vision and dental) in which he is currently participating; and (iii) Employee shall be entitled to participate in the Employer’s group term life insurance plan (basic life with a maximum benefit of $100,000) (but Employee will not participate in disability coverage) ((i), (ii) and (iii), collectively, the “Benefit Program”). Employer will pay that portion of the cost of coverage under the Benefit Program that would typically be paid by Employee (the aggregate amount of all such payments, the “Total Benefit Payments”). The Total Benefit Payments will be satisfied by the Employer and High River will reimburse the Employer for 20% of the cost of the Total Benefit Payments. All such payments by Employer shall be treated as includable in Employee’s gross income.

3.           Term and Duties.

(a)            Term. The term of employment will begin on the Execution Date and will end at 11:59 P.M. on July 31, 2016 unless such employment ceases earlier for any reason (see Section 8) (whether (i) terminated for Cause; (ii) terminated without Cause; (iii) due to death or disability; (iv) due to termination of Sargon; (v) terminated under Section 8(i) within 30 days following a Key Man Event; or (vi) by action of Employee such as resignation or retirement). For all purposes under this Agreement “Term” shall mean the period beginning on the Execution Date and continuing through the last day of Employee’s employment hereunder.

(b)            Duties. Employee shall continue to provide to the Icahn Group the services he has provided in the past including but not limited to: (i) providing, performing and reviewing equity, debt, credit, transaction and investment analysis and research; and (ii) otherwise providing his expertise in connection with investment, business and financing and investor relations activities. In addition, Employee will act as Co-Manager of Sargon, subject to and in accordance with the terms and provisions of this Agreement. In that capacity Employee will act and be responsible as a fiduciary to and on behalf of, Employer and the Existing Funds.

(c)            Certain Positions. So long as Employee remains employed by any member of the Icahn Group and at all times thereafter, Employee agrees that he will: (a) not resign as a director of any public corporation on whose board he is currently serving or on which, during his employment hereunder he begins to serve at the request of the Employer or at the request of any person or entity included in the Icahn Group, and that he will continue to accept ongoing appointments and election to such boards for a period of 2 years following the last day of his employment by any person or entity included in the Icahn Group; and (b) resign from any such positions within five (5) business days following the request of Employer that he do so.

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4.           Sargon.

(a)            Sargon Operations. With respect to the New Sargon Portfolio, Sargon may, pursuant to this Agreement, (i) purchase or sell only Securities issued by Qualified Issuers and (ii) not purchase (measured by aggregate purchase basis – i.e., disregarding any appreciation or depreciation) more than $240 million of Securities of any single Qualified Issuer (for purposes of this calculation, derivatives such as options will be measured by “notional exposure” as opposed to premium paid). With respect to the Old Sargon Portfolio, prior to April 1, 2013 (i.e., the date that the Old Sargon Portfolio (excluding the co-investment by High River in the Existing Sargon Positions) will be “rolled into” the New Sargon Portfolio, at which time the Old Sargon Portfolio will cease to exist and the Existing Sargon Positions will be managed within the New Sargon Portfolio pursuant to the foregoing sentence), Sargon may, pursuant to this Agreement, (i) conduct transactions only with respect to the Existing Sargon Positions and (ii) not conduct any transactions with respect to the Existing Sargon Positions unless such transactions comply with the investment parameters set forth on Schedule II attached hereto (it being understood and agreed that such investment parameters are identical to Sections 4(b) and 4(c) of the Prior Agreement) (the “Existing Parameters”). Sargon may not at any time during the Term have positions in more than fifteen (15) different companies.

Investments that satisfy all of the requirements set forth in the foregoing paragraph are referred to herein as “Permitted Investments.”

The parties understand, acknowledge and agree that (i) except as set forth on Schedule I attached hereto, the First Profit Sharing Payment (as defined in Section 4(i) below) shall not take into account any co-investment by High River in Existing Sargon Positions prior to April 1, 2013 and (ii) the Second Profit Sharing Payment shall take into account any appreciation or depreciation in the market value of the Existing Sargon Positions (excluding the co-investment by High River in the Existing Sargon Positions) only between April 1, 2013 and the Final Date.

Unless the Employer and each of the Co-Managers shall have consented in writing, except as set forth in the following paragraph and in Section 4(b) [Decision Making] below: (a) Sargon shall not purchase or sell any Securities of an issuer the Securities of which are held from time to time by the Employer or its Affiliates outside of Sargon (it being understood and agreed that a denial by the Employer of any request by one or both of the Co-Managers to have Sargon purchase or sell Securities of an issuer the Securities of which are held by the Employer or its Affiliates outside of Sargon shall not count as, or be deemed to be, an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement); and (b) neither the Employer nor its Affiliates shall purchase or sell outside of Sargon any Securities of an issuer the Securities of which are held from time to time in Sargon. For the avoidance of doubt, the Employer and its Affiliates shall not be restricted in any manner with respect to their hedging activities (i.e., any hedging transactions, whether or not they meet the definition of a “Permitted Hedge” and whether or not they are also being conducted within Sargon, may be conducted by the Employer and its Affiliates outside of Sargon).

Notwithstanding the foregoing or any other provisions of this Agreement (including those in Section 4(b) [Decision Making] below):

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(1)            The Employer and its Affiliates shall be permitted to conduct transactions outside of Sargon with respect to any issuer the Securities of which are held in Sargon if, but only if: (i) on the date (x) the Employer approved the proposal by the Co-Managers for Sargon to begin purchasing Securities of such issuer or (y) the Co-Managers approved the proposal by the Employer for Sargon to begin purchasing Securities of such issuer (in either case, the “Approval Date”), the issuer had a market capitalization of greater than $3.5 billion; and (ii) within 90 days following the Approval Date, Sargon has not acquired at least 5% of the outstanding shares of common stock of such issuer.

(2)            The phrase “Securities of an issuer the Securities of which are held from time to time by the Employer or its Affiliates outside of Sargon” in clause (a) of the foregoing paragraph shall be deemed to include Securities issued by any issuer (i) listed from time to time on the “watchlist” maintained by the Chief Compliance Officer of the Employer (whether or not the Employer or its Affiliates own any position in such issuer) or (ii) which operates in an industry in which the Employer or its Affiliates from time to time beneficially own more than 50% of the voting stock (or have nominated more than 50% of the members of the board of directors), directly or indirectly, of an issuer engaged, directly or indirectly, in an active operating business (as of the date hereof, such industries would include automotive parts and services, casinos and gaming, fertilizer production, food packaging, home textiles and fashion, metal scrap processing, petroleum refining and marketing, railcar manufacturing and servicing, telecommunications services, etc.) (i.e., Sargon may not purchase or sell any Securities of any such issuer and a denial by the Employer of any request by one or both of the Co-Managers to have Sargon purchase or sell any Securities of any such issuer shall not count as, or be deemed to be, an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement).

(b)            Decision Making. Sargon will be operated by the Co-Managers. All activities of Sargon will require the approval of both Co-Managers. All investment decisions of Sargon will require joint written approval of both Co-Managers, given in email format to the Chief Compliance Officer of the Existing Funds. As with all investments by the Existing Funds, the investment strategy of Sargon will be set and led by the Employer, and each of David Schechter and Brett Icahn will continue to report to the Employer with respect to Sargon. The Employer will maintain oversight of, and have the power and authority to direct and control the activities of, Sargon. In particular, prior to making any purchase or sale of Securities, or taking any other action, that would result in or require any 13D filing or Hart Scott filing, or any other filing that would disclose a position publicly, the Co-Managers are required to review that particular purchase or sale or other event with the Employer and must obtain the Employer’s approval (which approval shall not be unreasonably withheld by the Employer) before making any such purchase or sale or taking any such action (it being understood and agreed that the content of any 13D filing, Hart Scott filing, other regulatory filing or any other public statement regarding any position held in Sargon – including any press release, letter or other document that may be issued or required to be filed as an exhibit to any filing – shall be acceptable to the Employer in its sole and absolute discretion).

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Without limiting the general provisions set forth in the preceding paragraph, the parties agree that the following more specific procedures shall govern the decision making process during the Term.

At any time and from time to time during the Term, (a) the Co-Managers may propose to the Employer investments or hedges or sales of Securities that the Co-Managers desire Sargon to pursue (for the avoidance of doubt, each such proposal must be made jointly by both Co-Managers) and (b) the Employer may propose to the Co-Managers investments or hedges or sales of Securities that the Employer desires Sargon to pursue.

Proposals by the Employer to the Co-Managers

(i)           With respect to any purchase proposed by the Employer to the Co-Managers of Securities issued by an issuer with respect to which Sargon does not at that time have any position (i.e., a “new name”) (it being understood and agreed that Employer has no obligation to make any such proposals and may pursue any such transactions outside of Sargon in its sole and absolute discretion):

(1)            If, prior to the time that the Employer or its Affiliates have purchased or sold any Securities of such issuer, (x) the Co-Managers have elected that Sargon shall purchase Securities of such issuer and (y) Sargon has actually purchased or sold Securities of such issuer, then any purchase or sale of such issuer’s Securities shall be conducted by Sargon (and may not be conducted by the Employer or its Affiliates outside of Sargon) and shall be deemed to be a “Permitted Investment” (whether or not such purchase or sale or issuer meets any or all of the requirements of such definition), and shall otherwise be subject to all of the other terms of this Agreement (including, without limitation, Section 5 – i.e., each purchase and sale of such issuer’s Securities will be taken into account in calculating the Second Profit Sharing Payment).

(2)            If, prior to the time that (x) the Co-Managers have elected that Sargon shall purchase Securities of such issuer and (y) Sargon has actually purchased or sold Securities of such issuer, the Employer or its Affiliates have purchased or sold any Securities of such issuer, then any purchase or sale of such issuer’s Securities may continue to be conducted by the Employer or its Affiliates outside of Sargon at any time and from time to time and, for the remainder of the Term, such issuer’s Securities shall no longer be a permissible investment for Sargon under this Agreement (for the avoidance of doubt, the Employer shall not cause Sargon to purchase or sell any of such issuer’s Securities within Sargon without the prior written consent of the Co-Managers).

(ii)         With respect to any transaction, other than a transaction contemplated in Section 4(b)(i) above, proposed by the Employer to the Co-Managers for execution within the New Sargon Portfolio (including (a) any purchase of Securities of an issuer with respect to which the New Sargon Portfolio does at that time have a position (i.e., an “existing name”), (b) any hedge (which shall include the covering of any short position), and (c) any sale of Securities held in the New Sargon Portfolio):

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(1)            If the Co-Managers elect that the New Sargon Portfolio shall pursue such transaction, then such transaction shall be conducted by the New Sargon Portfolio and shall be deemed to be a “Permitted Investment” or a “Permitted Hedge,” as applicable (whether or not such transaction meets any or all of the requirements of such definitions), and shall otherwise be subject to all of the other terms of this Agreement (including, without limitation, Section 5 – i.e., such transactions will be taken into account in calculating the Second Profit Sharing Payment).

(2)            If the Co-Managers elect that the New Sargon Portfolio shall not pursue such transaction then the Employer agrees that (a) it shall not cause the New Sargon Portfolio to execute such transaction and (b) the Employer and its Affiliates may not (in the case of a proposed transaction in an existing name in the New Sargon Portfolio) execute any transaction with respect to such issuer’s Securities outside of Sargon. The Employer understands, acknowledges and agrees that its only recourse in the event that the Co-Managers elect that the New Sargon Portfolio not pursue any such transaction proposed by the Employer would be to terminate this Agreement (in which case the Employer would be free to engage, or to cause Sargon to engage, in any transaction).

Proposals by the Co-Managers to the Employer

(iii)        With respect to any purchase proposed by the Co-Managers to the Employer of Securities of an issuer with respect to which Sargon does not at that time have any position (i.e., a “new name”):

(1)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall purchase Securities of such issuer, then any transaction with respect to such issuer’s Securities shall be conducted by Sargon and shall be deemed to be a “Permitted Investment” (whether or not such transaction or issuer meets any or all of the requirements of such definition), and shall otherwise be subject to all of the other terms of this Agreement (including, without limitation, Section 5 – i.e., each transaction with respect to such issuer’s Securities will be taken into account in calculating the Second Profit Sharing Payment); provided, however, that if Sargon does not purchase or sell Securities of such issuer within one (1) business day following such election, then such issuer shall be deemed to have been abandoned by the Co-Managers (a “New Name Abandonment”) and any transaction with respect to such issuer’s Securities may be pursued by the Employer or its Affiliates outside of Sargon pursuant to the terms of the immediately following clause (2).

(2)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall not purchase such Securities, or if the Employer does not make any election within such 1-business day period (in either case, an “Employer New Investment Rejection” – it being understood and agreed that the rejection by the Employer of, or the failure of the Employer to make an election with respect to, any proposed purchase of Securities that was not a Permitted Investment shall not be deemed to be an Employer New Investment Rejection), then (a) Sargon shall not purchase any Securities of such issuer and (b) if, but only if, the proposed investment was a Permitted Investment, the Employer and its Affiliates may not purchase any Securities of such issuer outside of Sargon at any time during the Term, unless (x) the Employer has first proposed to the Co-Managers that a purchase of Securities of such issuer be executed within Sargon and (y) the Co-Managers have not, within one (1) business day following receipt of such proposal, elected that Sargon shall purchase Securities of such issuer (i.e., it is the express understanding of the parties that the Employer shall be permitted to reject, or purposefully fail to make an election with respect to, any proposed investment that is not a Permitted Investment and then pursue such investment outside of Sargon). If a New Name Abandonment shall have occurred pursuant to clause (1) above, then any purchase or sale of Securities of such issuer and its affiliates may be conducted by the Employer or its Affiliates outside of Sargon at any time and from time to time; provided, however, that at any time prior to the first purchase of such issuer’s Securities by the Employer or its Affiliates, the Co-Managers may again propose, in accordance with the procedures set forth in this Section 4(b)(iii), that a purchase of such issuer’s Securities be conducted within Sargon.

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(iv)        With respect to any purchase (which shall include for the purposes of this subsection the exercise of any options then held by Sargon) proposed by the Co-Managers to the Employer of Securities of an issuer with respect to which Sargon does at that time have a position (i.e., an “existing name”):

(1)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall purchase such Securities, then such purchase shall be conducted by Sargon and shall be deemed to be a “Permitted Investment” (whether or not such purchase or issuer meets any or all of the requirements of such definition), and shall otherwise be subject to all of the other terms of this Agreement (including, without limitation, Section 5 – i.e., such purchase will be taken into account in calculating the Second Profit Sharing Payment); provided, however, that if Sargon does not purchase such Securities within one (1) business day following1 such election, then such purchase shall be deemed to have been abandoned by the Co-Managers (an “Existing Name Abandonment”).

(2)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall not purchase such Securities, or if the Employer does not make any election within such 1-business day period (in either case, an “Employer Existing Investment Rejection” – it being understood and agreed that the rejection by the Employer of, or the failure of the Employer to make an election with respect to, any proposed purchase of Securities that was not a Permitted Investment shall not be deemed to be an Employer Existing Investment Rejection), or if an Existing Name Abandonment shall have occurred pursuant to clause (1) above, then (a) Sargon shall not purchase such Securities and (b) the Employer and its Affiliates may not purchase or sell any Securities of such issuer outside of Sargon.

(v)          With respect to any hedge (which shall include the covering of any short position) proposed by the Co-Managers to the Employer:

1 For purposes of this Agreement, “one (1) business day following” means by 10:00 a.m. EST on the second (2nd) business day following the day on which a notice is given (e.g., if a notice is given on a Monday (whether or not such Monday is a business day), then an election could be made until 10:00 a.m. EST on Wednesday, and if such Wednesday was not a business day, then such election could be made until 10:00 a.m. EST on Thursday).

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(1)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall pursue such hedge, then such hedge shall be conducted by Sargon and shall be deemed to be a “Permitted Hedge” (whether or not such hedge meets any or all of the requirements of such definition), and shall otherwise be subject to all of the other terms of this Agreement (including, without limitation, Section 5 – i.e., such hedge will be taken into account in calculating the Second Profit Sharing Payment); provided, however, that if Sargon does not begin execution of such hedge within one (1) business day following such election, then such hedge shall be deemed to have been abandoned by the Co-Managers (a “Hedge Abandonment”).

(2)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall not pursue such hedge, or if the Employer does not make any election within such 1-business day period (in either case, an “Employer Hedge Rejection” – it being understood and agreed that the rejection by the Employer of, or the failure of the Employer to make an election with respect to, any proposed hedge that was not a Permitted Hedge shall not be deemed to be an Employer Hedge Rejection), or if a Hedge Abandonment shall have occurred pursuant to clause (1) above, then (a) Sargon shall not execute such hedge and (b) the Employer agrees that it shall not cause Sargon to execute such hedge.

(vi)        With respect to any sale proposed by the Co-Managers to the Employer of Securities held in Sargon:

(1)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall pursue such sale of Securities, then such sale of Securities shall be conducted by Sargon and shall be subject to all of the terms of this Agreement (including, without limitation, Section 5 – i.e., such sale of Securities will be taken into account in calculating the Second Profit Sharing Payment); provided, however, that if Sargon does not begin execution of such sale of Securities within one (1) business day following such election, then such sale of Securities shall be deemed to have been abandoned by the Co-Managers (a “Sale Abandonment”).

(2)            If the Employer elects, within one (1) business day following receipt of such proposal, that Sargon shall not pursue such sale of Securities (an “Employer Sale Rejection”), or if a Sale Abandonment shall have occurred pursuant to clause (1) above, then (a) Sargon shall not execute such sale of Securities and (b) the Employer agrees that it shall not cause Sargon to execute such sale of Securities.

Consequences of Employer Rejections

(vii)       While the Employer may exercise any number of (a) Employer New Investment Rejections, Employer Existing Investment Rejections and/or Employer Sale Rejections, without limit, the fourth (4th) occurrence of any combination of the foregoing with respect to the New Sargon Portfolio (such fourth occurrence, an “Investment Default”), unless waived by the Employee, will constitute a Terminating Event for purposes of this Agreement, and (b) Employer Hedge Rejections, without limit, the fourth (4th) occurrence of an Employer Hedge Rejection with respect to the New Sargon Portfolio (such fourth occurrence, a “Hedge Default”), unless waived by the Employee, will constitute a Terminating Event for purposes of this Agreement.

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Notwithstanding the foregoing:

(1)         If on any date during the Term (the “Trigger Date”) there is (x) $400 million or less of Invested Capital (as defined below) and Losses (as defined below) since the Measuring Date (as defined below) exceed $80 million or (y) more than $400 million of Invested Capital and Losses since the Measuring Date (as defined below) exceed 20% of the amount of Invested Capital, then beginning on the Trigger Date and ending one year after the Break-Even Date (as defined below): (a) no rejection by the Employer of any investment, sale, hedge or other transaction proposed by the Co-Managers with respect to Sargon shall count as, or be deemed to be, an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement; and (b) the Employer may cause Sargon to sell some or all of any Sargon positions and/or to make additional purchases of any existing Sargon positions and/or to increase or decrease any existing hedges (it being understood and agreed that the Employer may not cause Sargon to purchase any new names or establish any new hedges during such period). For the avoidance of doubt, there may be multiple Trigger Dates, Measuring Dates and Break-Even Dates during the Term.

The term “Invested Capital” shall mean, on any date during the Term, the amount of Original Capital (as defined in Section 4(d) below) on a notional basis (i.e., total exposure) that has been invested in long positions by Sargon from the Inception Date through and including such date. The amount of Invested Capital shall not take into account: (i) any appreciation or depreciation in Sargon investments; (ii) any cash or other proceeds realized from selling Sargon investments – i.e., Invested Capital shall be deemed to be permanently outstanding; or (iii) the market value of the Existing Sargon Positions (or the co-investment by High River in the Existing Sargon Positions); provided, however, that on April 1, 2013, the market value of the Existing Sargon Positions that are “rolled into” the New Sargon Portfolio on such date (excluding the co-investment by High River in the Existing Sargon Positions) shall be added to the amount of Invested Capital. With respect to each purchase of a long position by Sargon, all cash proceeds previously received from the sale of Sargon long positions shall be deemed “used” to fund such purchase before any amount of Original Capital shall be classified as “Invested Capital.” For example, assuming that (i) Sargon purchases a $100 million long position on the Inception Date, (ii) Sargon thereafter sells a portion of that position and receives $50 million of cash proceeds, (iii) Sargon thereafter establishes a $25 million short position, and (iv) Sargon thereafter posts $10 million in cash to establish a $100 million long derivative position (the amount deemed “invested” being $100 million in such case), the amount of “Invested Capital” would be $150 million (i.e., (a) the notional value of the short position and the proceeds collected would be ignored, (b) the $50 million of sale proceeds would be deemed to have been used first to fund a portion of the $100 derivative purchase and (c) the remaining $50 million would be deemed to have come from Original Capital).

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The term “Losses” shall mean, on any date during the Term, the aggregate amount of net realized and unrealized losses (which shall be marked to market on a daily basis) of the Existing Funds with respect to the New Sargon Portfolio from the Measuring Date through and including such date.

The term “Break-Even Date” shall mean the date on which the Existing Funds shall have recovered all Losses, without taking into account the Hurdle set forth in Section 5 (i.e., the first date following a Trigger Date on which the amount of Losses shall be zero).

The term “Measuring Date” shall initially mean the Inception Date. However, if a Trigger Date occurs, then the Measuring Date shall be the Break-Even Date.

(2)            If the Employer waives the restriction in Section 4(a) above stating that Sargon may not purchase more than $240 million of Securities of any single Qualified Issuer, then, from and after the time that more than $240 million is so purchased, the Employer may reject any investment proposed by the Co-Managers relating to that Qualified Issuer and none of such rejections shall count as, or be deemed to be, an Employer New Investment Rejection or an Employer Existing Investment Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement (it being understood and agreed that rejections by the Employer of sales of Securities or Permitted Hedges proposed by the Co-Managers with respect to such Qualified Issuer could give rise to Employer Sale Rejections or Employer Hedge Rejections).

(3)            Notwithstanding any provisions to the contrary contained herein, the Employer and the Employee agree that, with respect to any particular issuer, if at any time there occurs an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection with respect to such issuer, then following such time no rejection by the Employer of any proposal by the Co-Managers relating to such issuer shall be deemed to be an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement (i.e., there can never be counted more than one Employer New Investment Rejection, Employer Existing Investment Rejection, Employer Sale Rejection or Employer Hedge Rejection per issuer, regardless of the actual number of such rejections).

(4)            Notwithstanding any provisions to the contrary contained herein, the Employer and the Employee agree that no rejection by the Employer of any purchase or sale of Securities proposed by the Co-Managers that would result in Sargon having positions in more than fifteen (15) different companies shall count as, or be deemed to be, an Employer New Investment Rejection or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement.

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(5)            Notwithstanding any provisions to the contrary contained herein, the Employer and the Employee agree that no rejection by the Employer of any transaction proposed by the Co-Managers that would result in a Legal Trigger (as defined below), either at the time of such transaction or with the passage of time or with the giving of any notice, shall be deemed to be an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement.

The term “Legal Trigger” shall mean any requirement that the Employer or any of its Affiliates or any issuer or third party make any filing, cross any threshold, make any payment or repayment, issue any Securities, repurchase or offer to repurchase any Securities, accelerate the vesting of any equity award, have any liability, or otherwise become subject to any obligation, regulation or restriction, under: (a) Regulation 13D, Section 16, Rule 144 or any other rule or regulation promulgated by the Securities and Exchange Commission; (b) any state anti-takeover law (e.g., Section 203 of the Delaware General Corporation Law); (c) any regulation, rule, statute or other limitation on ownership relating to a regulated industry (e.g., banking, energy, gaming, health care, insurance, liquor, telecommunications, etc.); (d) ERISA or any rule promulgated by the PBGC; (e) Section 5881 of the Internal Revenue Code or any other rule, regulation or statute requiring the payment of any excise tax; (f), the Hart-Scott-Rodino Act; (g) any poison pill, NOL preservation plan or similar device; (h) any poison put provision, change of control provision, or any other similar provision under any bond indenture, credit agreement or other document governing any indebtedness; (i) any change of control provision in any incentive compensation plan, employment agreement, option agreement, restricted stock agreement, change of control agreement or similar plan or agreement (e.g., golden parachute payments); or (j) any provision of any contract, plan, charter, bylaws or other document, or any federal or state regulation, rule or statute, in either case similar to any of the foregoing.

(6)            In the event that any rejection by the Employer of a sale of Sargon Securities proposed by the Co-Managers would constitute an Employer Sale Rejection, the Employer may instead elect to effect a Deemed Sale (as defined below), in which case (i) Sargon shall not sell such Securities and (ii) such rejection shall not be deemed to be an Employer Sale Rejection or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement.

The term “Deemed Sale” shall mean an election by the Employer, which must be communicated to the Co-Managers within 48 hours following a proposal by the Co-Managers with respect to a sale of Sargon Securities, to have such Securities deemed “sold” to the Employer at a price equal to either (at the option of the Employer) (i) the closing market price of such Securities on the date of the proposal (the “Proposal Date”) or (ii) the 30-day VWAP, as calculated by Employer in a manner consistent with practices utilized by the Existing Funds, of such Securities for the 30-day period beginning two (2) days following the Proposal Date. In the event of a Deemed Sale, (i) such Securities will be deemed removed from either the Old Sargon Portfolio or the New Sargon Portfolio, as applicable, on the date of the Deemed Sale (i.e., either the date of the proposal or the final day of the 30-day VWAP period) and (ii) from and after such date, the Employer shall make available to the Old Sargon Portfolio or the New Sargon Portfolio, as applicable, an amount in cash or cash equivalents equal to the deemed “purchase price” of such Securities (it being understood and agreed that the foregoing provision is a mere notional calculation and that no actual “sale” for tax or other purposes shall be deemed to have occurred as a result of such calculation).

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(7)            The Employer and the Employee agree that: (a) good faith disagreements shall not be deemed to be Employer New Investment Rejections, Employer Existing Investment Rejections, Employer Sale Rejections or Employer Hedge Rejections, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement; and (b) a rejection by the Employer of any investment, hedge, sale or other matter proposed by the Co-Managers that is not a bona fide proposal made in good faith by the Co-Managers to the Employer (in this regard, any proposal made by a Co-Manager with the design, desire or purpose of eliciting a rejection from the Employer shall be deemed not to have been made in good faith) will not count as, or be deemed to be, an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection, or otherwise constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement.

Process for Documenting Proposals, Elections, Rejections, Etc.

(viii)      All decisions relating to purchases or sales of Securities, hedges, regulatory filings and any other matters concerning Sargon shall be made in a manner consistent with the protocol that was followed with respect to the Prior Agreement as follows: (a) the Co-Managers shall discuss the matter with a designee of the Employer (the “Employer Designee”), which, until further notice is provided by the Employer to the Employee, shall be Carl C. Icahn, the Chairman of the Board of the Employer (the “Chairman”), and then one of the Co-Managers shall send an email to the following people, informing them of the decision: the Chief Compliance Officer and the General Counsel of the Employer, the executive assistant to the Chairman (currently Susan Gordon), and the other Co-Manager; (b) no verifying emails similar to those referenced in the following paragraph shall be required; and (c) decisions with respect to the purchase of Securities do not need to be made and communicated on a daily basis, but rather can be set as thresholds (e.g., “approval was obtained to purchase up to $10 million or 1 million shares of common stock of XYZ Company”), it being understood and agreed that no such approval shall be deemed to be a waiver of any provision of this Agreement (e.g., the restriction in Section 4(a) above stating that Sargon may not purchase more than $240 million of Securities of any single Qualified Issuer) unless such waiver is documented in accordance with the protocol set forth in the following paragraph (it being the desire of the parties that all major decisions relating to Sargon be documented in accordance with the higher level of verification contemplated in the following paragraph in order to avoid disputes).

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Notwithstanding the foregoing, no “proposal,” “election,” “rejection,” “abandonment” or other decision or notice referred to above in this Section 4(b) (each a “Communication”) shall give rise to an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection (i.e., no such Communication shall constitute, contribute to, or be counted toward the determination of, a Terminating Event for purposes of this Agreement) unless, in each case: (1) such Communication was initially effected and documented in accordance with the protocol set forth in the immediately preceding paragraph (including written notice from the Co-Managers to the Employer stating that failure to agree with them will, in their view, constitute an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection); (2) the Employer Designee has, in response to such written notice, replied that the Employer nonetheless does not agree with the Co-Managers; and (3) the Chief Compliance Officer or the General Counsel shall have confirmed such Communication with the Employer Designee and sent another email to Susan Gordon (or another individual designated by Employer) and each of the Co-Managers confirming such disagreement and the fact that it constitutes an Employer New Investment Rejection, an Employer Existing Investment Rejection, an Employer Sale Rejection or an Employer Hedge Rejection.

(c)            Staff. The Co-Managers will not hire any new staff or enter into any third party arrangements requiring payment by Employer or the Existing Funds without the prior consent of the Employer.

(d)            Sargon Capital. For purposes of tracking cash, profits, costs, etc. Sargon will be accounted for, hypothetically, as if it were a separate entity, and cash and Securities made available for Sargon by the Existing Funds will be tracked as hypothetical advances made by the Existing Funds to be repaid by Sargon, all as contemplated below in this clause (d) and in clause (e) of this Section 4. References below in this clause (d) and in clause (e) to amounts that “Sargon will have access to”, “capital”, “funded”, “drawn down”, “additional capital”, “made available”, “allocated”, “outstanding” “holdings”, “investments” “paid”, “repaid”, and to “costs” “expenses”, “trading commissions”, “hedge and leverage” and the like are all set forth for the purpose of hypothetically tracking and accounting for such items within Sargon as if it were a separate entity. All of the matters referred to in this Section 4 will be tracked by and accounted for by Employer whose determination, calculation, allocation and treatment of all such matters, and all other matters necessary for, or related to, the implementation of the arrangements generally described in this Section 4 will be final and binding on all parties absent manifest error.

Sargon will have access to an aggregate of up to $2.4 billion of cash and Securities (the “Original Capital”) “funded” by the Existing Funds beginning on August 1, 2012 (the “Inception Date”) through the Final Date (as defined in Section 5 below). On the Inception Date: (i) the Existing Funds will make available to the New Sargon Portfolio an aggregate amount of “capital” equal to the Inception Amount (as defined below), which shall be managed in accordance with the New Scope of Activity; and (ii) the Old Sargon Portfolio shall continue to be managed in accordance with the Old Scope of Activity and limited to the Original Capital (as contemplated in Section 4(b) of the Prior Agreement). On April 1, 2013, the Existing Sargon Positions, all proceeds thereof, and any other cash or other property in the Old Sargon Portfolio (excluding the co-investment by High River in the Existing Sargon Positions) will be “rolled into” the New Sargon Portfolio. From and after April 1, 2013: (i) the Old Sargon Portfolio will cease to exist as a separate portfolio; and (ii) all purchases, sales, hedges and other transactions relating to the Existing Sargon Positions will be conducted and tracked under this Agreement solely within the New Sargon Portfolio and will be subject to the terms applicable to the New Sargon Portfolio, provided that the Existing Sargon Positions (and any further transactions in Securities of the issuers of the Existing Sargon Positions) will not be required to be within the New Scope of Activity.

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As of the close of business on the business day immediately preceding the Inception Date, the market value of the Existing Sargon Positions (including any cash and other property in the Old Sargon Portfolio, but net of any margin indebtedness) (excluding the co-investment by High River in the Existing Sargon Positions) was $[        ] (the “Reference Amount”).

The term “Inception Amount” shall mean $[        ], being the difference on the Inception Date between $2.4 billion and the Reference Amount.

The parties understand, acknowledge and agree that: (i) on April 1, 2013, the market value of the Existing Sargon Positions (including any cash and other property in the Old Sargon Portfolio, but net of any margin indebtedness) that are “rolled into” the New Sargon Portfolio may be more or less than the Reference Amount; and (ii) regardless of the market value of the Existing Sargon Positions as of April 1, 2013, the Hurdle set forth in Section 5 below will be calculated using the sum of the Inception Amount and the Reference Amount (which add to $2.4 billion).

(e)            Sargon Hedging and Leverage/Expenses. The Old Sargon Portfolio may “hedge” its positions with the approval of Employer, as Employer, in its sole and absolute discretion, considers appropriate, in accordance with the Existing Parameters. The New Sargon Portfolio may “hedge” its positions with the approval of Employer, as Employer, in its sole and absolute discretion, considers appropriate, utilizing: (i) futures or options contracts referencing the S&P 500 Index or the Russell 2000 Index; and/or (ii) equity securities (and derivatives referencing such equity securities) issued by Qualified Issuers. Hedging transactions: (i) must correlate to long portfolio positions (i.e., no speculative short sales or other trading will be permitted); and (ii) will be limited to $80 million of invested capital on any individual position or index (including the S&P 500 Index and the Russell 2000 Index). Without limiting the foregoing, the New Sargon Portfolio may not at any time: (i) establish any position (whether long or short) having a notional value (i.e., total “exposure”) that exceeds the amount of cash and cash equivalents “held” in the New Sargon Portfolio at such time; or (ii) be net short on a notional basis. If, as a result of price movements or otherwise, the New Sargon Portfolio becomes net short on a notional basis, the Employer shall have the right from time to time to require the Co-Managers to reduce hedges in an amount which, in the judgment of the Employer, is necessary to rectify such situation. For purposes of illustration, if the New Sargon Portfolio has $3 billion of “capital” or “assets”: (i) $3 billion of long positions and no short positions would be permissible; (ii) $2 billion of long positions and $1 billion of short positions would be permissible; (iii) $1 billion of long positions and $2 billion of short positions would not be permissible; and (iv) $4 billion of long positions and $3 billion of short positions would not be permissible. The foregoing examples assume $3 billion of “capital” or “assets”. As the amount of “capital” or “assets” increases and decreases, the restriction will be adjusted accordingly (e.g., if there is $5 billion of “capital” or “assets”, the New Sargon Portfolio may not have more than $5 billion of notional exposure; and if there is $1 billion of capital, the New Sargon Portfolio may not have more than $1 billion of notional exposure). Hedges that satisfy all of the requirements set forth in this Section 4(e) are referred to herein as “Permitted Hedges.”

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The Old Sargon Portfolio may utilize margin or other types of borrowing only in accordance with the Existing Parameters. The New Sargon Portfolio may not, without the consent of the Employer, utilize margin or any other types of borrowing; provided, however, that instruments with “embedded leverage” (such as options and derivatives) shall be permissible and tracked on a notional basis (e.g., the cost of a call/put option combo with the same strike price would be calculated as: net premium paid (i.e., call premium paid, minus put premium collected) plus (quantity x strike price)). The foregoing restrictions shall not prevent the Employer or its Affiliates from obtaining margin or other loans or otherwise using their positions (including any Securities “held” in Sargon), directly or indirectly, as collateral for loans, all without any consent or approval of the Co-Managers.

No expenses (legal, Hart-Scott, etc.) will be allocated to Sargon other than trading commissions, SEC fees relating to sales of Securities and all costs associated with transactions in options, swaps and other derivatives (which trading commissions, SEC fees and derivatives costs will be deemed to be “expenses” that are “paid” by, and reduce the value of Sargon and are thereby taken into consideration for purposes of determining “Profit”) (further, the investment results of short sales, derivatives, options, swaps, and payments thereon deemed to have occurred in Sargon, will be taken into account in determining “Profit”).

(f)            Termination of Sargon by Icahn Enterprises. Employer may, in its sole and absolute discretion, by written notice to the Chief Compliance Officer of the Existing Funds terminate Sargon at any time and withdraw all assets deemed or treated as held therein, at which time Sargon shall, for all purposes, be deemed to cease to exist and will no longer be deemed: (x) to be a hypothetical separate entity or portfolio; or (y) to hold, be allocated or have access to, any assets or capital. Such termination will end the employment of Employee hereunder and the only rights of Employee will be those accrued through the date of such termination as expressly set forth in Section 8 of this Agreement, and Employee shall have no other rights, claims, power or privilege arising from or relating to such termination, based upon any matter, fact or thing of any kind as character.

(g)            Trade Allocation.            Trade allocation of Sargon among the various funds in the Existing Funds will be made as determined by Employer in its sole and absolute discretion.

(h)            Continuation. In the event of the termination or liquidation of the Existing Funds or other cessation or elimination of the limited partners (or limited partners other than members of the Icahn Group, their employees, agents, relatives or designees) as investors in such funds (any of the foregoing an “Elimination Event”) the Employer may, at its option, either: (i) continue to pursue any or all of the investments that remain following such Elimination Event, in which case all of the terms and provisions of this Agreement will continue to apply mutatis mutandis, to such remaining investments owned by Employer and its designated Affiliates, as if they are the “Existing Funds” and in such event Sargon will continue and this Agreement will continue in full force and effect, and Employee will continue as an employee hereunder; or (ii) Employer may exercise its rights under Section 4(f) to terminate Sargon.

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(i)            Investment by Employee. Within 60 days following March 31, 2013, the Profit Sharing Payment due with respect to the Old Sargon Portfolio (which shall, except as set forth on Schedule I attached hereto, be calculated as of 11:59 p.m. on March 31, 2013 in the same manner that was contemplated under Section 5 of the Prior Agreement, which is reproduced for convenience on Schedule III attached hereto) (the “First Profit Sharing Payment”) (net of amounts necessary to satisfy all applicable federal, state and city income taxes of Employee payable thereon) will be paid to the Employee and deposited into an escrow account in the name of the Employee (the “Escrow Account”). The funds in the Escrow Account (i) will be administered in accordance with an escrow agreement substantially in the form attached hereto as Exhibit 1, among the Employee, the Employer and an escrow agent reasonably acceptable to both of them, (ii) will be invested only in U.S. Treasury money market funds (the “Approved Funds”), (iii) will, except as provided in Section 8(c) below, earn a hypothetical return (which the Employee acknowledges and agrees may be positive or negative) as if such funds were invested by the Employee in Sargon on the date of deposit into the Escrow Account – i.e., such hypothetical return will be equal to the actual net rate of return earned by the Employer from Sargon, taking into account the Hurdle and the payment of the Second Profit Sharing Payment,2 during such period (the “Hypothetical Return”) (the Hypothetical Return will not include any interest or other income relating to the Approved Funds (“Income”)), (iv) will, except as provided in Section 8(c) below, be released (in an amount equal to the original amount deposited, plus or minus the amount of the Hypothetical Return, but excluding any Income (such amount, the “Escrowed Amount”)) to the Employee at the time that the Second Profit Sharing Payment (as defined in Section 5 below) becomes due under this Agreement (or, if this Agreement is terminated without any Second Profit Sharing Payment becoming due, at the time of such termination), (v) may not be withdrawn by the Employee, in whole or in part, during the Term, and (vi) may not be pledged, directly or indirectly, by the Employee or the Employer as collateral for any loan. For the avoidance of doubt: (a) any Income shall be the property of the Employer; (b) the Employer shall be responsible for all applicable taxes relating to any Income; (c) any Income may be withdrawn by the Employer at any time or from time to time, in its sole and absolute discretion; (d) from and after 12:00 a.m. on April 1, 2013, the First Profit Sharing Payment shall be the property of the Employee (subject to the restrictions set forth in the Escrow Agreement), whether or not such funds have yet to be deposited into the Escrow Account (such that, for example, if the Employee’s employment hereunder were to be terminated without Cause prior to such deposit, the Employee would still be entitled to receive the First Profit Sharing Payment); and (e) notwithstanding the definition of “Escrowed Amount” set forth in Section 4(b)(i)(iv) above, if the Employee’s employment hereunder is terminated without Cause prior to 11:59 p.m. on March 31, 2013, the term “Escrowed Amount” shall mean the Profit Sharing Payment due with respect to the Old Sargon Portfolio (which shall be calculated as of the time of such termination in the same manner that was contemplated under Section 5 of the Prior Agreement), without taking into account any Hypothetical Return (which amount shall not be deposited into the Escrow Account but rather delivered to the Employee in the same manner that was contemplated under Section 5 of the Prior Agreement).

2 The parties agree that the following illustrative examples shall govern the calculation of the Hypothetical Return (assuming a 1-year Term for simplicity): (i) If the New Sargon Portfolio achieves a 10% gross return on $3 billion of capital for $300 million of profit, the Hurdle would be $120 million and the Second Profit Sharing Payment due to the Co-Managers collectively from the Employer and High River would be 15% of $180 million, or $27 million – so the Hypothetical Return that would be applied to the escrowed funds would be: ($300 million - $120 million - $27 million = $153 million) / $3 billion = 5.1% (i.e., if the escrowed funds were $5 million, such amount would be increased by $255,000); (ii) if Sargon achieves a 4% gross return, no Second Profit Sharing Payment would be due and the Hypothetical Return would be flat (i.e., the $5 million of escrowed funds would not be increased or decreased); (iii) if Sargon achieves a 0% gross return, no Second Profit Sharing Payment would be due and the Hypothetical Return would be negative 4.0% (i.e., the $5 million of escrowed funds would be reduced by $200,000 to $4.8 million); and (iv) if Sargon achieves a 10% loss, no Second Profit Sharing Payment would be due and the Hypothetical Return would be negative 14.0% (i.e., the $5 million of escrowed funds would be reduced by $700,000 to $4.3 million).

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5.             Profit Sharing. Subject to the terms and provisions of this Agreement, except in the event of the earlier termination of this Agreement by the Employer under Section 8(i) within 30 days following a Key Man Event, as of the date (the “Final Date”) which is the earlier of: (i) the date of the occurrence of a Terminating Event or (ii) if Employee continues to be employed hereunder through 11:59 p.m. on July 31, 2016, then at 11:59 p.m. on July 31, 2016, Employee will be entitled to receive from Employer a one-time cash payment (the “Second Profit Sharing Payment”) to be paid 60 days following the Final Date, equal to 7.5% of the Profit (as defined below), minus the Total Benefit Payments.

For the avoidance of doubt, Employee and the Employer understand that pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (together, “Code Section 409A”), payment of the Second Profit Sharing Payment will be treated as made upon the 60th day following the Final Date if the payment is made at such date or at a later date within the same taxable year of Employee or, if later, by the 15th day of the third calendar month following the 60th day following the Final Date, provided however that Employee shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

“Profit” shall equal the amount, if any, by which the Gain (as defined below) exceeds the Hurdle (as defined below).

The term “Gain” shall mean the amount, if any, by which the market value, as calculated by Employer in a manner consistent with practices utilized by the Existing Funds, of the New Sargon Portfolio (i.e., including all Securities and cash) on the Final Date exceeds the sum of (i) the Inception Amount plus (ii) the market value of the Existing Sargon Positions (excluding the co-investment by High River in the Existing Sargon Positions) as of 11:59 p.m. on March 31, 2013. Notwithstanding the foregoing, if the Terminating Event giving rise to such calculation is either an Investment Default or a Hedge Default, then the term “Gain” shall mean the amount, if any, by which the 90-day VWAP, as calculated by Employer in a manner consistent with practices utilized by the Existing Funds, of the New Sargon Portfolio (i.e., including all Securities and cash) for the 90-day period immediately following the Final Date exceeds the sum of (i) the Inception Amount plus (ii) the market value of the Existing Sargon Positions (excluding the co-investment by High River in the Existing Sargon Positions) as of 11:59 p.m. on March 31, 2013.

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The term “Hurdle” shall mean an amount equal to the sum of (i) a return on the Inception Amount from the Inception Date until the Final Date, at a compounded annual rate of 4% per annum, plus (ii) a return on the Reference Amount from April 1, 2013 until the Final Date, at a compounded annual rate of 4% per annum.

The parties agree that the “Profit”, the “Gain” and the “Hurdle” will be calculated in accordance with the hypothetical examples attached hereto as Schedule IV.

For all purposes, including the calculation of “Profit”, if Employer or its Affiliates obtain beneficial ownership of 90% or more of the equity, whether through tender offer, merger or otherwise, of any company that is an investment in Sargon, or if (as a result of actions taken by Employer or its Affiliates) the Securities of such entity cease to be listed on an exchange or traded on a public market, then Sargon will be deemed to have disposed of such equity investment at the last price paid by the Employer or its Affiliates for such security to the public, with the proceeds thereof derived by Sargon, with the same effect as if such equity investment had been sold by Sargon, and such equity investment shall cease to be part of, or to be included in, Sargon. In addition, at any time that Employer and its Affiliates have beneficial ownership of Securities providing greater than 50% of the voting power of any entity, the Employer may at any time, in its discretion, by written notice to the Chief Compliance Officer of the Existing Funds (each such notice, a “Transfer Election Notice”), cause such Securities (including any portion thereof attributable to Sargon) to be transferred to an Affiliate of Employer, in which event Employer will have the right to elect and shall elect in any such Transfer Election Notice, either: (i) that the portion of such Securities attributable to Sargon prior to such transfer will continue to be treated for all purposes of this Agreement as investments in Sargon; or (ii) that the portion of such Securities attributable to Sargon prior to such transfer shall be deemed to have been sold, and shall cease to be part of Sargon for all purposes, and in the event that the election contemplated in this clause (ii) is made, then Sargon shall be deemed for all purposes to have sold such Securities in the market for an amount equal to the market value of such investment, as calculated by Employer in a manner consistent with the practices utilized by the Existing Funds, and in the event of a Transfer Election Notice, the election specified in clause (i) or (ii), as applicable, shall be implemented for all purposes of this Agreement.

The Co-Managers are not entitled to any payment or benefits on any profit, investment, position or transaction, that is made or occurs, or that is deemed to have been made or to have occurred, outside Sargon, and only investments that are allocated to Sargon by Employer in accordance with the terms of this Agreement shall be utilized for purposes of determining “Profit”.

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6.           Track Record.

(a)          Creation of Track Record.     After: (x) the Final Date (except as set forth Section 6(b) and subject to the terms of Sections 6(c) and (d) and 7 below), if any; or (y) a termination of the employment of Employee by the Employer under Section 8(i) within 30 days following a Key Man Event, if any; the Employee will have the right to: (i) disclose the track record generated by Sargon (the “Track Record”) only to market a Permitted Fund (as defined below); and (ii) to discuss activities related to Sargon investment positions (if, and only if, those positions have been publicly disclosed but are not still held by the Existing Funds or their Affiliates on the Final Date) in order to market a Permitted Fund (the matters contemplated in clauses (i) and (ii), collectively, the “Covered Matters”). Either Co-Manager may request that a reputable third party provide an audit or attestation report of the Track Record, whose fees shall be paid by the owners of any new management company that seeks to market off such Track Record.

(b)         Limitations on Use.            Anything herein to the contrary notwithstanding, Employee will not, and will not have any right or license to, use, employ, publish, market with, disclose or discuss, and is and will be prohibited from, using, employing, publishing, marking with, disclosing or discussing the Covered Matters: (i) if his employment is terminated for Cause, or if he resigns other than by Permitted Resignation; or (ii) at any time after such Employee becomes an employee, owner, director, advisor or consultant to an Investment Fund or Management Company, or an Affiliate of an Investment Fund or Management Company, other than a vehicle owned (subject to Section 7) and controlled by such Employee; it being the intent of the parties that if the Employee is to use the Track Record he must do so only as his first business activity upon leaving the employ of Employer for the purpose of setting up his own new hedge fund (a “Permitted Fund”) using the Track Record to market that Permitted Fund.

(c)         Limited License.            The Employee recognizes, acknowledges, and agrees that the Track Record is and shall be, for all purposes, the sole and exclusive property of Employer and the Icahn Group, and that any ability of Employee to disclose or discuss the Track Record and any other Covered Matters constitutes a non-exclusive, non-transferable, royalty-free license to do so solely in accordance with the terms of Section 6 and 7 of this Agreement and subject to the terms of and conditions set forth in this Agreement.

(d)         Employer Review.            Employee agrees that any specific use or disclosure of the Covered Matters, both with respect to format and with respect to content, will require the prior written consent of Employer, which will not be unreasonably withheld or delayed. Employee will provide to Employer, at least 20 days prior to any such use or disclosure: (i) a copy of any written disclosure; and (ii) a general script of any oral disclosure so as to provide a generalized understanding of the material to be presented orally, it being understood by Employer that such oral communication will involve discussion and reply to questions that cannot be precisely scripted.

7.           Participation in Management Co.  Subject in all respects to Sections 7(k), 7(l) and 7(m) below:

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(a)         Icahn Enterprises Participation.            In consideration of the agreements of Employer set forth in this Agreement, Employee hereby grants to Icahn Enterprises LP and its subsidiaries (“Icahn Enterprises”) the irrevocable right and option: (i) to acquire any amount or amounts of limited partnership interests (or equivalent interests) in any Investment Funds with which the Employee is or becomes Associated or Affiliated (such amounts to be determined by Icahn Enterprises, and which may be invested from time to time in one or more of such Investment Funds) and (ii) to become the owner, (without contributing any capital (other than, at the option of Icahn Enterprises, an amount of capital necessary to assure its status as a partner for income tax purposes) to any general partner or other managing entities or any other Person), of the Section 7 Percentage of any and all Management Companies formed by, or otherwise in any way related to or associated with, Employee, his Affiliates or Associates, in any capacity, directly indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee (or in any other relationship or capacity). The parties understand and agree that in Section 7 of the High River Agreement, High River has been granted a right of participation similar to those granted to Employer under this Section 7.

For the avoidance of doubt, it is the intention of the parties that: (i) if both the Employee and the other Co-Manager have formed, or are or become Associated or Affiliated with, the First Bona Fide Fund, then the aggregate investment by Icahn Enterprises and High River in such First Bona Fide Fund in order to retain the aggregate 15% Section 7 Percentage (allocated between Icahn Enterprises and High River as contemplated herein) is $20 million in the aggregate; and (ii) if the Employee but not the other Co-Manager has formed, or is or becomes Associated or Affiliated with, the First Bona Fide Fund, then the aggregate investment by Icahn Enterprises and High River in such First Bona Fide Fund in order to retain the aggregate 15% Section 7 Percentage (allocated between Icahn Enterprises and High River as contemplated herein) is $10 million in the aggregate; the intention of the parties being that: (a) if the Employee and the other Co-Manager form the First Bona Fide Fund together, then Icahn Enterprises and High River would be entitled to own and retain, if they make an aggregate $20 million investment in the First Bona Fide Fund, aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in the Management Companies relating to the First Bona Fide Fund, aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in any and all other Management Companies formed by, or otherwise in any way related to or associated with, Employee, and aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in any and all other Management Companies formed by, or otherwise in any way related to or associated with, the other Co-Manager; (b) if the Employee but not the other Co-Manager forms the First Bona Fide Fund (and the other Co-Manager never forms a First Bona Fide Fund), then Icahn Enterprises and High River would be entitled to own and retain, if they make an aggregate $10 million investment in that First Bona Fide Fund, aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in the Management Companies relating to the First Bona Fide Fund, and aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in any and all other Management Companies formed by, or otherwise in any way related to or associated with, Employee; and (c) if the Employee and the other Co-Manager each form a separate First Bona Fide Fund, then Icahn Enterprises and High River would be entitled to obtain, for an aggregate $10 million investment in each First Bona Fide Fund, aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in the Management Companies relating to each First Bona Fide Fund, aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in any and all other Management Companies formed by, or otherwise in any way related to or associated with, Employee, and aggregate 15% participations (allocated between Icahn Enterprises and High River as contemplated herein) in any and all other Management Companies formed by, or otherwise in any way related to or associated with, the other Co-Manager.

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The interests in Management Companies contemplated above will apply proportionally to Icahn Enterprises and High River based upon their respective participations as contemplated in this Agreement, including Section 7(l), and the aggregate percentage participations may change from 15% to 10% or zero in accordance with Section 7(l) and this Agreement, in the aggregate for Icahn Enterprises and High River, and from 85% to 90% or 100%, for the Employee (and/or Employee and the other Co-Manager, if they both have interests in such Management Companies).

Without limiting the foregoing, the Employee understands, acknowledges and agrees that: (i) Icahn Enterprises may acquire, from time to time, limited partnership or equivalent interests in any Investment Funds with which the Employee is or becomes Associated or Affiliated; (ii) the timing and amounts of any such investments shall be determined by Icahn Enterprises; and (iii) unless Icahn Enterprises and High River (allocated between Icahn Enterprises and High River as contemplated in this Agreement and) fails to invest in the aggregate at least one of either: (x) the High Funding Amount; or (y) the Minimum Funding Amount, in the First Bona Fide Fund as contemplated in this Agreement then Icahn Enterprises shall (A) have a Section 7 Percentage participation in each of the Management Companies formed by, or otherwise in any way related to or associated with, Employee, his Affiliates or Associates (whether such Management Companies were formed before, contemporaneously with, or after the investments by Icahn Enterprises in the First Bona Fide Fund), and (B) continue to have a Section 7 Percentage participation in each of the Management Companies formed at any time by, or otherwise in any way and at any time related to or associated with, Employee, his Affiliates or Associates (whether such Management Companies were formed before, contemporaneously with, or after the investments by Icahn Enterprises in the First Bona Fide Fund), in perpetuity, without having to make any further investments in any Investment Funds then existing or formed thereafter. In no event will the aggregate High Funding Amount for Icahn Enterprises and High River for all First Bona Fide funds exceed $20 million. In no event will the aggregate Minimum Funding Amount for Icahn Enterprises and High River for all First Bona Fide Funds, exceed $10 million.

(i)         Icahn Enterprises will be the owner, without contributing any capital to any general partner or other managing entities relating to such Investment Funds, of the Section 7 Percentage of all Management Companies relating to such Investment Funds (for the avoidance of doubt, Icahn Enterprises’ participation will remain at the Section 7 Percentage, regardless of the fact that Icahn Enterprises will not contribute any capital, either at the time of formation of the Management Companies or at any time in the future, whether or not the Employee or any other persons or entities contribute additional capital);

(ii)         as the owner of a Section 7 Percentage of the Management Companies, Icahn Enterprises will have the right to the Section 7 Percentage in perpetuity of any Fee and Incentive Payments derived by any and all such Management Companies, and Employee (and/or Employee and the other Co-Manager, if they both have interests in such Management Companies) will initially have the right to the balance of any Fee and Incentive Payments derived by any and all such Management Companies in excess of the Section 7 Percentages of Icahn Enterprises and High River;

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(iii)        if in the future other persons or entities are granted or purchase equity or other ownership interests in the Management Companies or participation interests in any Fee or Incentive Payments derived by any or all of such Management Companies, then Icahn Enterprises’ Section 7 Percentage participation will remain at the Section 7 Percentage and the percentage interest of the Employee (and/or the Employee and the other Co-Manager, if they both have interests in such Management Companies, or transferees of his or their interest) shall be reduced;

(iv)        Icahn Enterprises’ capital accounts relating to its investment in limited partnership interests in the Investment Funds will be reduced, on a pro rata basis with, and in the same manner that is applicable to, all other limited partners in the Investment Funds, as a result of the payment of expenses by the Investment Funds (such as trading commissions and other costs associated with making investments that are commonly paid by Investment Funds, as opposed to Management Companies);

(v)         for the avoidance of doubt, Icahn Enterprises’ participation will be equal to the Section 7 Percentage of the gross Fee and the Section 7 Percentage of the gross Incentive Payments derived by any and all such Management Companies – i.e., any expenses or costs of forming and operating the Management Companies (including but not limited to legal, accounting, filing fees, salaries, bonuses, compensation, benefits, and “phantom” participations in any Fee or Incentive Payments derived by the Management Companies, etc.) will not reduce Icahn Enterprises’ Section 7 Percentage participation or payments in respect of such Section 7 Percentage (nor will any such expenses or costs be charged to the capital accounts of Icahn Enterprises relating to its Section 7 Percentage interest) but will only dilute and reduce the interests of the Employee and any other owners of the Management Companies (i.e., all such expenses and costs shall be “paid” by the Employee and such other owners and not by Icahn Enterprises);

(vi)        such Section 7 Percentage participation of Icahn Enterprises will not be a mere economic interest, but will be represented by irrevocable equity interest (stock, partnership interests, membership interests, or the like) in a business vehicle that will be entitled to receive the Fee and Incentive Payments and will include board membership on such Management Companies equal to the Section 7 Percentage of the board, but at least one board member;

(vii)        Icahn Enterprises’ Section 7 Percentage participation will not be subject to dilution, directly or indirectly, including any economic or equity dilution resulting from any ownership, payment, obligation or other activity of any subsidiary, and whether due to stock issuances, capital contributions or otherwise;

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(viii)       in the event that any person or entity, other than the Employee, Affiliates of the Employee, members of the Employee’s family, and employees of the Management Companies (a “Third Party”), that invests or proposes to invest in limited partnership interests in the Investment Funds at any time receives or is offered terms that are more favorable than either (a) the terms set forth in this Section 7 or (b) the terms that are then applicable to Icahn Enterprises’ limited partnership investment (including, but not limited to, reduced management fees or incentive allocation, shorter lock-up period, greater transparency, co-investment rights, larger percentage participation in the Management Companies, etc.), the Employee shall provide prompt written notice thereof to Icahn Enterprises and Icahn Enterprises shall have the right to elect to receive such more favorable terms, and if capacity constraints or other factors allow for only Icahn Enterprises or such Third Party (but not both) to invest in the Investment Funds, then only Icahn Enterprises shall be permitted to invest; provided, however, that if such Third Party is required to invest a certain amount of capital in order to obtain such more favorable terms (the “Required Investment”), then if, but only if, the Employee has demonstrated to the satisfaction of Icahn Enterprises that the Third Party (a) has the financial wherewithal to make the Required Investment and (b) was ready, willing and able to make the Required Investment, Icahn Enterprises must make the Required Investment in order to obtain such more favorable terms; and

(ix)         Notwithstanding any provisions to the contrary contained in this Section 7, if (i) the Employee has not formed or become Affiliated or Associated with any Investment Funds or Management Companies or (ii) each of the Investment Funds and Management Companies that the Employee has formed or with which he is or has become Affiliated or Associated have been terminated and liquidated, and the Employee seeks to obtain passive employment with a Management Company, and not as an owner of a business (other than such ownership interest as is typically provided to incentivize employees of Management Companies, but in any event not greater than a 1% participation in such Management Company), then such employer of the Employee will not be deemed a “Management Company” for purposes of this Section 7 and Icahn Enterprises shall not be entitled, by virtue of this Section 7, to (a) obtain a participation in such Management Company or (b) invest in Investment Funds managed by such Management Company.

(b)         Access To Records.          Icahn Enterprises and its designated representatives will have, and Employee and the Management Companies will provide, access to the books and records (including, but not limited to all financial information reflecting all Fees and Incentive Payment, and all payments to Employee, his Affiliates and Associates) of the Management Companies within 10 days following any request to Employee for access to such information; provided that only one such request maybe made in any six (6) calendar month period. Icahn Enterprises will be solely responsible for its expenses incurred in accessing and reviewing any such information. Notwithstanding the foregoing, Icahn Enterprises will be provided with copies of all audited annual and interim financial statements of the Management Companies within 10 days following receipt of the same by the Employee or his Affiliates.

(c)         Definitive Documents.       In connection with the formation of any Management Companies that will be entitled to receive Fees and Incentive Payments, and as a condition of using the Track Record, all related documents reflecting the terms thereof (the “Definitive Documents”) shall be reasonably acceptable to Icahn Enterprises and shall be consistent with the terms of Sections 6 and 7, and shall fully create, issue, reflect and protect, the rights, interests, powers and privileges of Icahn Enterprises as contemplated in Sections 6 and 7 of this Agreement, all of which will be set out in full in the Definitive Documents with such additional terms and provisions as are appropriate to implement and protect the rights, interests, powers and privileges of Icahn Enterprises contemplated in Sections 6 and 7, all in form and content reasonably acceptable to Icahn Enterprises. The Fee and Incentive Payments generated by any applicable Investment Fund will be payable solely to the Management Company and not in any manner that would avoid or minimize the amounts payable to Icahn Enterprises.

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(d)         Notice.         As Icahn Enterprises has the right, but not the obligation, to acquire a participation (subject to Section 7(l) below) in the Management Companies, Icahn Enterprises must give a definitive response to the Employee, within one month of the Employee notifying Icahn Enterprises of all relevant details (including full responses to all requests for further information made by Icahn Enterprises and copies of all documents) of its intent to participate therein, subject to the satisfaction of Icahn Enterprises with all Definitive Documents.

(e)          Other Companies. Following a Covered Marketing Event the Section 7 Percentage participation of Icahn Enterprises in Fees and Incentive Payments (and all the terms of this Section 7) will apply not only to the Management Companies entitled to receive such Fees and Incentive Payments related to that initial fund, but will also apply to any successor or other vehicle (or the Employee’s participation therein) for new or additional Investment Funds and all Management Companies related to or associated with the Employee in any capacity, whether or not the Track Record or Covered Matters is used to market any such Investment Fund.

(f)         Leakage.          The Employee, his Affiliates and Associates, will not receive directly or indirectly any salary, directors fees or other compensation or value from the activities of the Management Companies or the applicable Investment Funds, directly or indirectly, through subsidiaries or otherwise, other than: (i) by virtue of his ownership interest in the balance of Management Company in excess of the Section 7 Percentages of Icahn Enterprises and High River; and (ii) a return on his invested capital pro-rata to other investors in any such Investment Fund (but not subject to management fees or incentive allocations or the like).

(g)        Tag Along.         Icahn Enterprises will have “tag-along” rights on any sale of any interest in the Management Company by Employee, his Affiliates and Associates. Any transferee of the Employee will become a party to the Definitive Agreements for the benefit of Icahn Enterprises and its transferees.

(h)         Distributions.         All money withdrawn from Management Companies will be paid in a proportion equal to the Section 7 Percentages of each of Icahn Enterprises and High River, (or their respective transferees of their interest) and the balance to the Employee (and/or the Employee and the other Co-Manager, if they both have interests in such Management Companies, or transferees of his or their interest).

(i)         Management.          From and after the occurrence of a Covered Marketing Event: (x) the Employee may not manage any third party capital outside of the Management Company and its subsidiaries, nor may the Employee own any shares in any of its subsidiaries directly or indirectly (other than through its indirect interest in the Management Company); and (y) the Employee may not own any interest in any entity that manages third party capital other than such ownership as may exist as a result of the ownership that the Management Companies or its subsidiaries may have therein, in the case of each of (x) and (y) other than through Management Companies in which the full rights and Section 7 Percentage participation of Icahn Enterprises, as contemplated in Sections 6 and 7 hereof, are provided for in Definitive Documents.

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(j)          Proprietorship.         All of the foregoing will also apply if the Employee operates without an entity as a Management Company, but instead operates simply as an individual or sole proprietor.

(k)         Necessity of a Covered Marking Event.         Icahn Enterprises’ Section 7 Percentage participation, and all of the provisions of this Section 7, will only be applicable if a Covered Marketing Event occurs and any transaction that includes a Covered Marketing Event must itself comply with the terms of this Section 7.

(l)          Level of Icahn Enterprises’ Participation.         The Section 7 Percentage participation of each of Icahn Enterprises and High River will be determined in accordance with the following:

a.	Icahn Enterprises and High River will each have the right to collectively invest any amount as limited partners into Investment Funds managed by the Management Companies.

b.	If Icahn Enterprises and High River do not fail to collectively invest at least $20 million as limited partners into the First Bona Fide Fund, the aggregate Section 7 Percentages of Icahn Enterprises and High River in the Management Companies will be 15%, to be allocated (subject to clause e. below) pro rata to their investment. For purposes of illustration, if $20 million is collectively invested in 80/20 ratio, a 12% participation in the Management Companies will be allocated to Icahn Enterprises and a 3% participation in the Management Companies will be allocated to High River. However, if $150 million is invested by Icahn Enterprises in accordance with clause e. below prior to any investment by High River, and $100 million is invested by High River, then a 15% participation in the Management Companies will be allocated to Icahn Enterprises and 0% will be allocated to High River.

c.	If Icahn Enterprises and High River collectively invest at least $10 million (but less than $20 million) as limited partners into the First Bona Fide Fund, the aggregate Section 7 Percentage participation of Icahn Enterprises and High River in the Management Companies will be 10%, to be allocated pro rata to their investment (allocated 8% to Icahn Enterprises and 2% to High River, assuming for purposes of illustration the same 80/20 investment ratio).

d.	If Icahn Enterprises and High River collectively invest less than $10 million as limited partners into Investment Funds managed by the Management Companies, the Section 7 Percentages of each of Icahn Enterprises and High River in the Management Companies will be zero.

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e.	Notwithstanding any provisions to the contrary contained above in this Section 7, while Icahn Enterprises and High River may each invest any amount as limited partners into Investment Funds managed by the Management Companies: (i) Icahn Enterprises shall have the right to obtain the full Section 7 Percentage (the full 15% participation referred to above) by investing at least $20 million into a First Bona Fide Fund and in such event the Section 7 Percentage of High River will be zero; and (ii) if, but only if, Icahn Enterprises invests less than $20 million into the First Bona Fide Fund, then High River shall have the right to obtain a percentage participation that is commensurate with its investment (for example: (x) if Icahn Enterprises invests $15 million, then High River shall have the right to invest $5 million to receive a 3.75% participation and (y) if Icahn Enterprises invests $10 million, then High River shall have the right to invest $10 million to receive a 7.50% participation). Employee will provide written notice to High River on the first business day following any investment by Icahn Enterprises in a First Bona Fide Fund stating the date and amount of such investment. Prior to such time, if any, that Icahn Enterprises has invested at least $20 million in limited partnership interests (or other interests) in the First Bona Fide Fund: (i) if High River desires to make an investment into the First Bona Fide Fund, High River must first notify (which notice shall not be given earlier than the Condition Satisfaction Date), each of Icahn Enterprises and Employee, in writing, of the amount of such proposed investment; and (ii) if Icahn Enterprises has not, prior to the expiration of ten (10) business days following the date of receipt by Icahn Enterprises of such notice, (such period, the “10 Day Period”) invested such amount in the First Bona Fide Fund, then Employee must give written notice of such fact to each of Icahn Enterprises and High River, such notice to be given to Icahn Enterprises and High River not later than 2 business days following the last day of such 10 Day Period (such notice, the “Employee Section 7(l) Notice”), in which event High River may invest such amount at any time prior to the expiration of 10 business days following the date of the giving of the Employee Section 7(l) Notice to High River.

f.	Except as set forth above, any investment by Icahn Enterprises and/or High River in the Investment Funds will be on the same terms as other third-party limited partner investors; provided, however, that, notwithstanding any “lock-up” or similar provisions applicable to the First Bona Fide Fund, Icahn Enterprises and/or High River, as applicable, shall be permitted to withdraw any or all of its capital from the First Bona Fide Fund on or following the date that is three (3) years following its initial investment in the First Bona Fide Fund (and any such withdrawal will not diminish or otherwise affect the Section 7 Percentage participation by Icahn Enterprises and/or High River, as applicable, in all Management Companies formed by the Employee or with which he is or becomes Affiliated or Associated).

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All references above in this Section 7(l) to: (1) “$20 million” are for illustration purposes only and assume that both the Employee and the other Co-Manager have formed the First Bona Fide Fund together (if, instead, the Employee but not the other Co-Manager has formed the First Bona Fide Fund, then all such references to “$20 million” shall be deemed to be $10 million); and (2) “$10 million” are for illustration purposes only and assume that both the Employee and the other Co-Manager have formed the First Bona Fide Fund together (if, instead, the Employee but not the other Co-Manager has formed the First Bona Fide Fund, then all such references to “$10 million” shall be deemed to be $5 million).

(m)          Failure to Raise First Bona Fide Fund. If (i) a Covered Marketing Event occurs and (ii) the Employee forms, or is or becomes Associated or Affiliated with, one or more Investment Funds, and (iii) the first such Investment Fund formed by the Employee, or with which the Employee is or becomes Associated or Affiliated, does not meet the definition of “First Bona Fide Fund,” then Icahn Enterprises shall receive a Section 7 Percentage participation in each Management Company formed by, or otherwise in any way related to or associated with, Employee, his Affiliates or Associates, in any capacity, directly indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee (or in any other relationship or capacity), in each case without having to make any investments in any Investment Funds.

8.           Termination.

(a)           Power of Termination. The Employer may terminate the employment of Employee under this Agreement at any time, (x) with Cause, or (y) in the sole and absolute discretion of Employer, without Cause, or (z) in the sole and absolute discretion of the Employer, within 30 days following a Key Man Event as contemplated in Section 8(i) below. “Cause” shall mean any of the following: (a) conduct by the Employee of the activities of Sargon in any manner that violates any law, rule or regulation in any material respect, or that causes the reputation of any member of the Icahn Group to be materially and adversely affected, as a result of any wrongful or improper act; (b) conviction of any crime (other than traffic violations and similar minor infractions of law); (c) failure to follow the lawful directions given by Employer to Employee or the written policies or procedures adopted by the Employer from time to time that are made available to Employee; (d) failure to come to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under Employer's business policies; (e) impairment due to alcoholism, drug addiction or similar matters; and (f) a material breach of this Agreement, including, without limitation, any breach of Section 10 or 12 hereof. Prior to termination for “Cause” as a result of failure as contemplated in clause (c) or (d) above, Employee shall be given notice of his activity giving rise to such failure and will have 3 business days to correct such activity; provided that Employer shall only be required to provide notice under this sentence one time during any calendar year.

(b)          Termination Without Cause/Permitted Resignation/Investment and Hedge Defaults/Death/Disability. In the event of the cessation of Employee’s employment under this Agreement due to any of the matters set forth in clauses (i) through (vii) below:

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(i)	the employment of Employee is terminated by Employer without Cause; or

(ii)	Employee resigns by means of a Permitted Resignation (as defined in Section 12 below); or

(iii)	the employment of Employee is terminated due to Employee’s death or disability (as contemplated in Section 8(e)); or

(iv)	written notice by Employer terminating Sargon as contemplated in Section 4(f); or

(v)	the occurrence of an Investment Default as contemplated in Section 4(b)(vii)(a) above (and such Investment Default is not waived by the Employee); or

(vi)	the occurrence of a Hedge Default as contemplated in Section 4(b)(vii)(b) above (and such Hedge Default is not waived by the Employee); or

(vii)	termination of the Term as a result of the continuance of the employment of Employee hereunder through 11:59 P.M. on July 31, 2016,

then the Employee will be paid sixty (60) days following such cessation of employment (i) as set forth in Section 4(i), the Escrowed Amount contemplated in Section 4(i), and (ii) as set forth in Section 5, the Second Profit Sharing Payment contemplated in Section 5, in each case through the last day of Employee’s employment hereunder, and in each case subject to the other terms and provisions of this Agreement (including, without limitation, deduction of the Total Benefit Payments).

(c)                       Other Termination. In the event of: (w) a voluntary termination (including by resignation) of employment by Employee (which shall not be deemed to include a Permitted Resignation) prior to 11:59 P.M. on March 31, 2013; or (x) termination of the employment of Employee by Employer for Cause prior to 11:59 P.M. on March 31, 2013, then Employee shall receive neither the Escrowed Amount nor the Second Profit Sharing Payment and Employee shall not be entitled to, or have any right, claim, power or privilege in respect of or for, any profit, payment or compensation of any kind or character. In the event of: (y) the voluntary termination (including by resignation) of employment by Employee (which shall not be deemed to include a Permitted Resignation) after 11:59 P.M. on March 31, 2013 but prior to 11:59 P.M. on July 31, 2016; or (z) the termination of the employment of Employee by Employer for Cause after 11:59 P.M. on March 31, 2013, then Employee shall not receive the Second Profit Sharing Payment and Employee shall not be entitled to, or have any right, claim, power or privilege in respect of or for, any profit, payment or compensation of any kind or character; provided, however, that the Escrowed Amount shall (i) remain in the Escrow Account through July 31, 2016, (ii) be released to the Employee within 60 days following July 31, 2016 and (iii) continue to be administered in accordance with the provisions of Section 4(b)(i) above, except that the Hypothetical Return shall be calculated on the 90th day following such termination, assuming (solely for purposes of such calculation) that the New Sargon Portfolio was deemed to have been liquidated at a price equal to the 90-day VWAP, as calculated by Employer in a manner consistent with practices utilized by the Existing Funds, of the New Sargon Portfolio for the 90-day period beginning on the date of such termination.

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(d)           Release/Notice by Employer. As a condition to payment of any Amounts (as defined in Section 13(viii) below) contemplated in this Agreement, Employer must receive from Employee a release in the form of Exhibit 2 hereto and the same shall have become fully effective and non-revocable. Within five (5) business days following the cessation of the employment of Employee hereunder (including the occurrence of July 31, 2016 as the last day of the Term) Employer will provide written notice to Employee informing him of the requirement to provide the release contemplated in this Section 8(d).

(e)           Disability. For purposes of this Agreement, disability shall be deemed to occur only if so declared in a written notice by Employer to Employee, following illness or injury to Employee that results in Employee being unable to perform his duties hereunder at the offices of Employer for a period of 30 consecutive business days or for 45 business days during any 60 business-day period.

(f)           No Other Rights of Employee. In the event of the cessation of the employment of the Employee for any reason or no reason whether as contemplated in clauses (b) or (c) above, clause (i) below, or otherwise, the Employee shall cease to have any right to any Escrowed Amount, Second Profit Sharing Payment, cash compensation or any other payment or consideration or any other rights of any kind or character, other than as expressly set forth in this Section 8.

(g)           Resignation. Employee may resign from his employment hereunder (but will remain subject to Sections 1, 3(c), 6, 7, 8, 9, 10, 11, 12 and 13 hereof). Any such resignation will not be on less than four (4) weeks prior written notice to Employer.

(h)           High River Termination. In the event that (i) a Terminating Event occurs under the High River Agreement (but not under this Agreement) and the High River Agreement is terminated or (ii) Sargon is terminated by High River pursuant to Section 4(f) of the High River Agreement (but not under this Agreement) or (iii) the High River Agreement (but not this Agreement) is terminated within 30 days following a Key Man Event, the Employee shall have ten (10) business days within which to elect to terminate this Agreement. Any such termination of this Agreement by the Employee shall be deemed for all purposes hereunder to be a Permitted Resignation.

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(i)           Key Man Termination. In the event of the death or Permanent Disability (as defined below) of Carl C. Icahn during the Term (a “Key Man Event”), the Employer shall, within 30 days following the Key Man Event (during which 30-day period this Agreement shall remain in effect and the Employer may exercise any and all of its rights hereunder), deliver a written notice to the Co-Managers in which the Employer shall elect to either terminate or continue this Agreement. If no such notice is delivered, the Employer will be deemed to have elected to continue this Agreement. If the Employer elects to terminate the Agreement under this Section 8(i), then the Escrowed Amount contemplated in Section 4(i) and the Second Profit Sharing Payment contemplated in Section 5 will be (i) marked as of the close of business on the business day immediately preceding the time that the Key Man Event is first reported in the national print or electronic media (the “Key Man Amount”) and (ii) paid to the Employee sixty (60) days following such Key Man Event (minus the Total Benefit Payments). If the Employer elects to continue the Agreement: (i) this Agreement shall continue to remain in effect; (ii) the Employee shall not receive the Key Man Amount; (iii) the Employer shall issue a press release stating that (a) it has elected to continue the Agreement and (b) it has no present intention to liquidate any of the Sargon positions (but retains the right to buy and sell Securities in its discretion); (iv) from and after the 30th day following the Key Man Event, each of the Employer Restrictions (as defined below) shall become null and void and may no longer be exercised by the Employer (it being understood and agreed that the investment parameters contained in Section 4(a), and all other provisions of this Agreement, shall remain in full force and effect in such case). For the avoidance of doubt, any such election by the Employer to continue the Agreement shall in no event limit the rights thereafter of (i) the Employee to terminate his employment under this Agreement at any time, by voluntary termination or Permitted Resignation, or (ii) the Employer to terminate the employment of Employee under this Agreement at any time, with or without Cause, or to terminate Sargon pursuant to Section 4(f).

The term “Permanent Disability” means, with respect to Carl C. Icahn, that Mr. Icahn has been declared by a non-appealable order of a court of competent jurisdiction to be permanently unable to be responsible for and manage his financial affairs due to physical or mental illness or injury.

The term “Employer Restrictions” shall mean (i) any requirement of the Co-Managers under Section 4(b) to seek the approval of the Employer prior to effecting any Permitted Investment, Permitted Hedge or sale of Sargon Securities and (ii) any right of the Employer under Section 4(b) to reject or prevent the execution of any Permitted Investment, Permitted Hedge or sale of Sargon Securities.

(j)           Co-Manager Termination. In the event of the death, disability (as contemplated in Section 8(e) above) or resignation, or any termination by the Employer of the employment, of David Schechter during the Term (a “Co-Manager Event”), (i) this Agreement shall continue to remain in effect, (ii) following such Co-Manager Event, any provision of this Agreement requiring action by, or the consent of, both Co-Managers shall require action by, or the consent of, only the Employee, and (iii) notwithstanding any other provisions of this Agreement to the contrary, if Sargon does not at the time of a Co-Manager Event have sufficient cash and cash equivalents to satisfy any Amounts (as defined in Section 13(viii) below) then due to David Schechter, then the Employer may, at its option and without the consent of the Employee, cause Sargon to liquidate such positions as may be necessary in the Employer’s discretion in order to raise the required funds (provided, however, that the Employer shall consult with the Employee with respect to the selection of any positions for liquidation).

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9.           Representations and Warranties. Employee represents as follows:

(a)           To the best of his knowledge, except as known to Employer, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

(b)           Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(c)           Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

10.         Confidential Information. During the term of this Agreement and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Existing Funds and Employer, and their respective Affiliates all secret or confidential information, knowledge or data, including without limitation trade secrets, investments, contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Existing Funds, Employer, or their respective Affiliates, and their respective businesses: (i) obtained by Employee during Employee’s employment hereunder and during his previous employment with any of the foregoing persons or entities and (ii) not otherwise in the public domain (all of the foregoing “Confidential Information”). Employee shall not, without prior written consent of the Employer (which may be granted or withheld in its sole and absolute discretion provided that Employee shall be permitted to use Confidential Information in connection with the performance of his duties with the Employer and its Affiliates without being required to obtain the written consent of Employer), communicate or divulge any of the types of information described in the two previous sentences, knowledge or data to anyone other than the Existing Funds, Employer and their respective Affiliate and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist Employer at Employer expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the period the Employee is employed hereunder, whether or not patentable and whether or not on the Employer’s time or with the use of its facilities or materials, shall be the property of Employer or its designee, and shall be promptly and fully disclosed by Employee to Employer. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer) to vest title to any such Invention in Employer or in any person designated by Employer and to enable such person, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

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Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Existing Funds, Sargon, Employer, and their respective Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, and all information regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Existing Funds, Sargon, Employer and their respective Affiliates, shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after his employment hereunder, disparage the Existing Funds, Employer, Mr. Icahn, his family members, their respective Affiliates or any of their respective officers, directors or employees. Employee further agrees not to write a book or article about Mr. Icahn or Mr. Icahn’s family members in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, film-makers, and the like, any Confidential Information.

In furtherance of the foregoing, the Employee agrees that during the Term and following the termination of this Agreement, except for the disclosures permitted in Sections 6 and 7 above in connection with the marketing of a Permitted Fund, the sole and only disclosure or statement he will make about or concerning any or all of the Employer, High River, Mr. Icahn, his family members, or any of the respective Affiliates of any of the foregoing, is to acknowledge that he is or was employed with Employer.

The forgoing provisions of this Section 10 shall not apply to any disclosure or use specifically permitted by the express terms of Sections 6 and 7 hereof.

11.         Remedy for Breach. Employee hereby acknowledges that the provisions of Sections 6, 10 and 12 of this Agreement are reasonable and necessary for the protection of the Icahn Group and Mr. Icahn’s family members and are not unduly burdensome to Employee, and the Employee also acknowledges such obligations under such covenants. Employee further acknowledges that the Icahn Group and Mr. Icahn’s family members will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and Mr. Icahn’s family members shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

12.         Competitive Services. During the period that Employee is employed under this Agreement and through a period ending on July 31, 2016, or if later 90 days after Employee ceases to be employed under this Agreement for any reason, Employee will not:

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(i)	invest in or manage, or participate or engage in the business of investing in or managing, or engage or participate in the business of raising or pooling of cash or other assets for investment in, Securities, either individually or with any person, entity, venture, vehicle, limited liability company, business, fund, partnership, corporation, agency, proprietorship or any other enterprise (whether or not conducted for profit) (each a “Covered Business”) or group of Affiliated Covered Businesses (including, without limitation, any hedge fund, mutual fund, investment company, managed account, fund of funds or other vehicles for the investment or management of money or assets), whether for his own account or with, for or on behalf of any Covered Business in any capacity, directly indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee or in any other relationship or capacity, and will not enter into the employ of such Covered Business, render any services to such Covered Business, raise capital for such Covered Business, or otherwise become interested in or aid, represent or assist such Covered Business directly or indirectly in any manner; provided, however, that the provisions in this Section 12(i) shall not be deemed to preclude Employee, after cessation of his employment under this Agreement, from acquiring Securities of any Covered Business solely as a passive investment so long as such Securities do not, in the aggregate, constitute more than one percent (1%) of any class or series of outstanding Securities of such corporation or entity and the Securities of such entity are: (i) registered under Section 12 of the Securities Exchange Act of 1934; or (ii) are purchased without reduction or waiver of management fees, incentive allocations or other costs and reflect solely the proportionate economic interests of the Employee based only upon his invested capital on a pro rata basis.

The preceding paragraph of this Section 12(i) shall not be applicable if the employment of Employee ceases as the result of: (v) termination of Sargon pursuant to Section 4(f) at a time when Employer would not be entitled to terminate the employment of Employee hereunder for “Cause”; (w) termination of the employment of Employee by Employer without “Cause”; (x) Employee’s written resignation (a “Permitted Resignation”) delivered by hand to the Chairman within 10 business days following an Uncured Employer Breach; (y) termination of the employment of Employee by the Employer under Section 8(i) within 30 days following a Key Man Event; or (z) the occurrence of an Investment Default as contemplated in Section 4(b)(vii)(a) or a Hedge Default as contemplated in Section 4(b)(vii)(b) above. An “Uncured Employer Breach” shall mean and be limited to: (i) a material breach of this Agreement by Employer of the express terms of this Agreement, if such breach continues for 15 business days following written notice detailing the events resulting in such breach and circumstances of such breach, given personally by hand by the Employee to the Chairman; (ii) termination of Sargon pursuant to Section 4(f) of the High River Agreement at a time when High River would not be entitled to terminate the employment of Employee thereunder for “Cause”; (iii) termination of the employment of Employee by High River without “Cause” and (iv) a Permitted Resignation by Employee under the High River Agreement.

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(ii)	From the date hereof and through a period ending one (1) year from the last day of Employee’s employment under this Agreement, Employee will not: (a) solicit, interfere with or endeavor to entice away from Employer or any of its subsidiaries or Affiliates, any current or prospective customer or client, or any person in the habit of dealing with any of the foregoing; (b) attempt to direct or solicit any current or prospective customer or client away from Employer or any of its subsidiaries or Affiliates; (c) interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of Employer or any of its subsidiaries or Affiliates; (d) advise any person not to do business with Employer or any of its subsidiaries or Affiliates; or (e) attempt to direct, divert, or otherwise usurp any business opportunity or transaction that Employee learned of during Employee's employment with Employer.

(iii)	The Employee acknowledges and agrees that the Icahn Group has a worldwide reputation and operates on a worldwide basis and that the scope of these covenants will and are intended to prohibit his activities as set forth above throughout the world. The Employee acknowledges and agrees that the provisions of Sections 6, 10, 11, 12(i) and 12(ii) are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of the Icahn Group and Mr. Icahn and his family. Employee acknowledges that, in light of the significant potential compensation of Employee, Employee is voluntarily entering into this provision and is well able to comply with its provisions without hardship.

13.          Miscellaneous.

(i)	Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. Notwithstanding anything herein to the contrary, the Employer may amend this Agreement (and such amendment shall be binding upon Employee) at any time, retroactively or otherwise, without Employee’s consent, to comply with Code Section 409A. Employer will take such actions as Employer considers reasonable (without any obligation to pay money) in order to help mitigate the adverse effect of any such amendment.

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(ii)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(iii)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(iv)	Judicial Modification. If any court determines that any of the covenants in Section 12 or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(v)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established hereunder or under any related agreements or documents (including, without limitation, any rights or interests in or with respect to the Escrowed Amount and the Second Profit Sharing Payment, if any) other than with the prior written consent (which may be granted or withheld in their sole and absolute discretion) of the Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

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(vi)	Limitation on Rights. Any matter, thing, judgment or determination that is to be, or may be, made or determined by Employer under this Agreement, may be made or determined in the sole and absolute discretion of Employer, whether or not the phase “sole and absolute discretion” is included in the provisions providing for such matter, thing, judgment or determination (except with respect to any matter, thing, judgment or determination that is expressly stated herein to be made or determined “reasonably” by the Employer). Notwithstanding any provision to the contrary herein, no provision in this Agreement shall create, or be deemed or construed to create, any claim, right or cause of action against the Employer or any member of the Icahn Group arising from any failure: to agree to make any investment, provide any financing, generate, obtain or charge any fee, take any profit, or make or sell any investment, in each case whether for any reason or no reason. Employer and its Affiliates shall have no duty or obligation of any kind or charter to make, hold or continue any investment in the Existing Funds or Sargon and may terminate Sargon at any time, for any reason or no reason. Employee acknowledges that Employer could, for example, in its sole and absolute discretion, terminate Sargon at any time, thereby eliminating any further opportunity for Employee to obtain the Escrowed Amount under Section 4(i) or a Second Profit Sharing Payment under Section 5 even if Sargon was operating for months or years prior to such date, and in such event Employee would receive no payment, compensation, profit or interests of any kind or character if there was no “Profit” as of such date, and Employee is freely accepting such risk in entering into this Agreement and waives and releases any right, claim, power or privilege that might or could, otherwise arise from the termination of Sargon (including any claim of bad faith, unfair dealing, quantum meruit, unjust enrichment, breach of contract or any other theory in law or equity). To the extent that any provision of this Agreement may result in any duplication of any calculation, allocation, payment or amount, such consequence is not intended and no such duplicate amount shall be included in any calculation, allocation, payment or amount.

(vii)	Taxes. All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, to the extent required by law, as determined by Employer.

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(viii)	No Assignment. The rights of the Employee under this Agreement and to any amounts payable under this Agreement or that may become payable hereunder including, without limitation, the right to the Escrowed Amount and the Second Profit Sharing Payment (all rights under this Agreement and to any payment and amount, collectively, the “Amounts”) shall in no event be assigned, transferred, pledged or encumbered by Employee, and any attempted assignment, transfer, pledge or encumbrance of the Amounts, in whole or in part, shall be null and void and of no force or effect. Such Amounts may not be subject to seizure for the payment of any debts or judgments against Employee or be transferable by operation of law in the event the Employee becomes insolvent or bankrupt.

(ix)	Unfunded Nature of Compensation. Title to and beneficial ownership of the Amounts that constitute nonqualified deferred compensation subject to Code Section 409A shall at all times remain with the Employer, and shall continue for all purposes to be part of the general assets of the Employer. Neither Employee nor any person other than the Employer shall by virtue of the provisions of this Agreement have any property interest whatsoever in any specified assets of the Employer until and except to the extent that, such Amounts are paid to Employee (it being understood and agreed that the First Profit Sharing Payment shall be deemed to have been “paid” to Employee as of 11:59 p.m. on March 31, 2013). The Employer shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, any amount which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of their general assets and subject to the claims of their respective general creditors. To the extent that Employee acquires a right to receive any Amounts from the Employer under this Agreement (other than, following March 31, 2013, the First Profit Sharing Payment), such right shall be unsecured and unfunded and shall be no greater than the right of any unsecured creditor of the Employer.

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(x)	Determinations. Any calculation, allocation, estimate or other amount or matter to be determined under this Agreement, or for the purpose of the Agreement (in particular matters under and related to the application of Sections 4 and 5, which the parties acknowledge and agree involve complex matters that may arise beyond the specific language of those Sections, and will involve significant judgments and interpretation with regard to the application of the principals set forth therein to “real life” situations), for any period or portion of a period, and any amount payable or allocable to or by Sargon, the Existing Funds, Employee or otherwise, under this Agreement for any period or portion of a period, shall be calculated, allocated, estimated or determined by Employer, whose determination shall be final and binding on all parties. If Amounts paid (or in respect of which payments are made) under Sections 4(i), 5 or 8 are at any time required to be returned or otherwise paid over to any of the Existing Funds or their investors or Affiliates, due to any miscalculation, mis-estimation or other error, or mistake or wrong doing, then the Employee shall be required (within 180 days following written notice thereof by Employer) to return his pro rata share of such Amounts so returned or paid over even if such Amounts are returned or paid over following termination of employment of Employee hereunder and this provision shall survive any termination or expiration of Employee’s employment hereunder.

(xi)	409A. The intent of the parties is that payments and benefits under this Agreement which are subject to the provisions of Code Section 409A shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A cessation or termination of Employee shall not be deemed to have occurred for purposes of Sections 4(i), 5 or 8 or any other provision of this Agreement providing for the payment of any Amounts or benefits subject to Code Section 409A upon or following a cessation or termination of employment unless such termination is also a “separation from service” as defined in Code Section 409A(a)(2)(A)(i) and the regulations thereunder, of the Employee from the Employer (“Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “termination”, “cessation of employment”, “termination of employment” or like terms shall mean such “Separation from Service”. If the Employee is deemed on the date of his termination of employment to be a “specified employee” within the meaning of that term under Code Section 409(a)(2)(B)(i), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “Separation from Service”, no such payment or benefit shall be made or provided prior to the earlier of (A) the expiration of the six (6) month period measured from the date of such “Separation from Service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 13(xi) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(xii)	Survival. Sections 1, 3(c), 6, 7, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of the employment of Employee hereunder and shall be and remain fully effective in accordance with their terms.

(xiii)	No Continuation of Agreement. Following the termination of the Term Employee will not be deemed to be employed under this Agreement, even if the employment of Employee with Employer or its Affiliates continues.

(xiv)	No Joint and Several Liability. The parties acknowledge and agree that: (a) the obligations and liabilities of the Employee under this Agreement are several only, and will not be, nor construed to be, either joint with David Schechter or joint and several with David Schechter; and (b) the obligations and liabilities of the Employer under this Agreement are several only, and will not be, nor construed to be, either joint with High River or joint and several with High River.

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(xv)	Allocations between Icahn Enterprises and High River. The parties understand and agree that, while various provisions of this Agreement make reference to costs, funding obligations, participation rights and other amounts being allocated 80% to Icahn Enterprises and 20% to High River, such allocations may change at any time and from time to time (provided that the percentages attributable to Icahn Enterprises and High River shall always add to 100%), as may be decided by Icahn Enterprises and High River in their sole and absolute discretion. Further, the parties acknowledge that references in this Agreement to matters being determined “by the Employer, in its sole and absolute discretion” (and similar language) also appear in the High River Agreement (under which High River is the “Employer”) and that such matters will ultimately be determined by each of Icahn Enterprises and High River, as employer under the applicable agreement.

(xvi)	Counsel/Review of Agreement. Employee acknowledges and agrees that he has read and understands all of the terms, provisions and conditions of this Agreement and has consulted with independent legal counsel of his choosing with respect to this Agreement, or has had the opportunity to do so and determined, at his own risk, not to seek such counsel. Employee shall be responsible for all expenses of any legal counsel and other advisors retained by Employee in connection with the transactions contemplated hereby.

(xvii)	Entire Agreement. This Agreement represents the entire agreement of the parties and supersedes any prior agreements, discussions, arrangements or understandings among the parties. It specifically supersedes the Prior Agreement and the Term Sheet dated May 31, 2012, which is not part of the agreement of the parties and should not be utilized for purposes of interpreting the Agreement.

14.          Other.

(a)          Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been delivered to Employee, including, without limitation, those applicable to investments by employees. In addition, except as contemplated in this Agreement, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

(b)          Employee agrees to provide to Employer a written list of all existing investments of Employee, directly or indirectly.

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15.	Definitions.

“Affiliate” and “Control” shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. Any reference in this Agreement to an “Affiliate” or “Affiliates” in reference to any member of the Icahn Group shall include, without limitation, all persons and entities that are included in the Icahn Group, in each case, on the date hereof and from time to time.

“Associate” shall have the meaning set forth in Rule 14a-1 promulgated under the Securities Exchange Act of 1934.

“Condition Satisfaction Date” means that date on which the Funding Conditions contemplated in the definition of “Required Funding Date,” are fully satisfied.

“Covered Marketing Event” means the first use of the Track Record or other Covered Matters by Employee for the purpose of marketing an Investment Fund formed by, or otherwise in any way related to or associated with, Employee, his Affiliates or Associates, in any capacity, directly or indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee (or in any other relationship or capacity), that precedes, results in, occurs contemporaneously with, or follows, the formation or funding (in whole or in part), of an Investment Fund.

“Employer Contribution” means the Icahn Enterprises Contribution.

“Fee and Incentive Payments” means any management fee, incentive allocation, carried interest, profit sharing or participation, or the like.

“First Bona Fide Fund” means the first bona fide Investment Fund or group of Investment Funds that: (1) is formed by the Employee, or with which the Employee is or becomes Associated or Affiliated, following the termination of this Agreement; and (2) is marketed through a Covered Marketing Event, to institutional investors and high net worth individuals pursuant to a customary hedge fund marketing process; and (3) contains investments from investors, other than Icahn Enterprises and High River and their respective Affiliates, of at least $80 million in the aggregate that are subject to fees and withdrawal limitations no more favorable to the investor than those applicable to Employers invested in such First Bona Fide Fund. The parties acknowledge that there could be more than one “First Bona Fide Fund” as there could be: (i) such a fund formed by (and/or associated with) Employee and also a fund formed by (and/or associated with) the other Co-Manager; and (ii) alternately, there could be such a fund formed by (and/or associated with) both Co-Managers (in which event there will only be one First Bona Fide Fund).

“High Funding Amount” means: (x) $20 million with respect to a First Bona Fide Fund which is formed by both Co-Managers, or with which both Co-Managers are or become Associated or Affiliated on the Required Funding Date; and (y) $10 million with respect to a First Bona Fide Fund which is formed only by Employee and with which the other Co-Manager is not and does not become Associated or Affiliated on the Required Funding Date.

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“High River Contribution” means the amount invested by High River in the First Bona Fide Fund, on or prior to the Required Funding Date, but not more than $20 million minus the Icahn Enterprises Contribution, but regardless of the actual amount so invested, for purposes of this definition the term “High River Contribution” shall not be deemed to exceed $20 million.

“Icahn Enterprises Contribution” means the amount invested by the Icahn Enterprises in the First Bona Fide Fund, on or prior to the Required Funding Date, but regardless of the actual amount so invested, for purposes of this definition the term “Icahn Enterprises Contribution” shall not be deemed to exceed $20 million.

“Icahn Group” means Mr. Carl C. Icahn and his Affiliates (including those now or hereafter his Affiliates) including, without limitation, High River, Icahn Enterprises and all of their respective Affiliates), individually and collectively.

“Investment Fund” means any hedge fund, mutual fund, investment company, managed account, fund of fund or other vehicle by, under or through which money or assets are controlled and/or managed.

“Management Companies” means, any person that manages, controls, advises, or operates any Investment Fund, and/or obtains or receives or, is entitled to or is formed to obtain or receive, Fees and Incentive Payments, directly or indirectly.

“Minimum Funding Amount” means: (x) $10 million with respect to a First Bona Fide Fund which is formed by both Co-Managers, or with which both Co-Managers are or become Associated or Affiliated on the Required Funding Date; and (y) $5 million with respect to a First Bona Fide Fund which is formed only by Employee and with which the other Co-Manager is not and does not become Associated or Affiliated on the Required Funding Date.

“Person” means, any person, individual, entity, venture, vehicle, limited liability company, partnership, proprietorship, corporation, or any other business vehicle.

“Relative Employer Percentage” means the Employer Contribution divided by the sum of the Icahn Enterprises Contribution, and the High River Contribution.

“Related Persons” means Carl C. Icahn, his Affiliates and Associates, or any of their respective officers, directors, agents, employees or family members, including all natural persons, and all entities, corporations, limited liability companies, trusts, partnership and other business vehicles.

“Required Funding Date” means, 5:00pm, on the 25th business day following the date that all of the following conditions (the “Funding Conditions”) are satisfied: (x) Icahn Enterprise and High River have both received written notice from Employee of the existence of the First Bona Fide Fund, (which has been funded as a result of a Covered Marketing Event, and complies with the requirements set forth in the definition of First Bona Fide Fund); and (y) written notice has been given by Employer to Employee of the satisfaction of Section 7(c) with respect to the Management Companies relating to the First Bona Fide Fund.

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“Section 7 Percentage” means: (A) until the occurrence of the Required Funding Date, 15%; and (B) from and after the Required Funding Date, a percentage determined as follows:

(i)           if at least the High Funding Amount is paid by the Required Funding Date, the Section 7 Percentage of Icahn Enterprises shall equal 15%, multiplied by the Relative Employer Percentage (it being understood and agreed that, in the aggregate, the Section 7 Percentage of Icahn Enterprises under this Agreement, and the Section 7 Percentage of High River under the High River Agreement, shall equal 15%); or

(ii)           if at least the Required High Funding is not paid by the Required Funding Date, but at least the Minimum Funding Amount is paid by the Required Funding Date, then the Section 7 Percentage shall equal 10% multiplied by the Relative Employer Percentage (it being understood and agreed that, in the aggregate, the Section 7 Percentages of Icahn Enterprises under this Agreement, and the Section 7 Percentage of High River under the High River Agreement, shall equal 10%).

“Securities” means securities and other financial instruments, including, without limitation: capital stock; preferred stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, bank debt, notes and debentures (whether subordinated, convertible or otherwise); equity and other derivative products (including, without limitation, futures contracts (and options thereon), swaps, options and warrants); loans; accounts and notes receivable and payable held by trade or other creditors; bankruptcy and trade claims; contract and other claims; executory contracts; participations; commercial paper; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, whether or not publicly traded or readily marketable. Each reference in this Agreement to “Securities issued by” a particular issuer, or “Securities of” a particular issuer, shall also be deemed to include derivative instruments referencing such issuer or any of its Securities.

“Terminating Event” means termination of the employment of Employee pursuant to Section 8(b) as a result of the occurrence of any of the events listed in clauses (i) through (vi) of Section 8(b).

“VWAP” means, if available, the arithmetic mean of the volume-weighted average price per share of the applicable security as listed on Bloomberg for the hours 9:30 a.m. to 4:00 p.m. New York City time of each day during the applicable period. With respect to any security or instrument for which such data is not available on Bloomberg, “VWAP” shall mean such valuation methodology as the Chief Compliance Officer of the Employer may determine in good faith, which determination will be final and binding on all parties absent manifest error.

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Terms used in this Agreement that are plural include the singular and the singular includes the plural.

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In WITNESS WHEREOF, undersigned have executed this Amended and Restated Co-Manager Agreement as of August 1, 2012.

EMPLOYEE

/s/ Breft Icahn
Breft Icahn

EMPLOYER

ICAHN ENTERPRISE L.P.
By: Ichan Enterprise G.P., Inc., its general partner

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi
Title: President

ICHAN CAPITAL LP

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi
Title: President